LIMITED LIABILITY COMPANY AGREEMENT

OF

MID-AMERICA MULTIFAMILY FUND I, LLC

(a Delaware limited liability company)

Dated as of May 9, 2007

THE INTERESTS REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), OR THE SECURITIES LAWS OF THE VARIOUS STATES (“STATE LAW”).  THEY HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE FEDERAL ACT AND STATE LAW AND MAY NOT, EXCEPT AS SPECIFICALLY PROVIDED HEREIN, BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED BY THE HOLDERS THEREOF AT ANY TIME, AND WHICH MAY BE CONDITIONED UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGING MEMBER THAT SUCH SECURITIES MAY BE TRANSFERRED WITHOUT REGISTRATION OR QUALIFICATION.  TRANSFER OF AN INTEREST IS PROHIBITED EXCEPT PURSUANT TO REGISTRATION IN ACCORDANCE WITH THE FEDERAL ACT AND EACH RELEVANT STATE LAW OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE FEDERAL ACT AND EACH RELEVANT STATE LAW.  HEDGING TRANSACTIONS INVOLVING AN INTEREST MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE FEDERAL ACT AND ALL APPLICABLE STATE LAWS.

ARTICLE 1
DEFINED TERMS
1.1.  Definitions
1.2.  Other Terms

ARTICLE 2

ORGANIZATION
2.1.  Formation
2.2.  Name
2.3.  Principal Place of Business
2.4.  Term
2.5.  Registered Agent and Registered Office
2.6.  Purpose
2.7.  Investment Period

ARTICLE 3

CAPITAL
3.1.  Initial Cash Contributions
3.2.  Additional Capital Contributions
3.3.  Company Loan
3.4.  Borrow Funds
3.5.  Wire Transfers
3.6.  Failure to Make Capital Contribution
3.7.  Percentage Interest and Final Sharing Ratio Adjustment.
3.8.  Capital Accounts
3.9.  Interest On and Return of Capital
3.10.  No Further Capital Contribution
3.11.  Waiver of Right of Partition and Dissolution

ARTICLE 4

PROFITS AND LOSSES
4.1.  Allocation of Profits and Losses
4.2.  Special Allocations
4.3.  Compliance With Section 704(c)
4.4.  Intent of Allocations
4.5.  Member Acknowledgment

ARTICLE 5

DISTRIBUTIONS
5.1.  Distributions
5.2.  Timing
5.3.  Distribution Limitation Under Act; Reserves

ARTICLE 6

MANAGEMENT
6.1.  Executive Committee
6.2.  Members of the Executive Committee
6.3.  Major Decisions

6.4.  Negative Covenants
6.5.  Conditionally Permitted Actions
6.6.  Managing Member Powers
6.7.  Actions Requiring Unanimous Consent
6.8.  Managing Member Duties.
6.9.  Removal of MAA as the Managing Member.
6.10.  Members
6.11.  Company Expenses.
6.12.  Liability of Members.
6.13.  Fees
6.14.  Memphis Commercial Group
6.15.  Property Management Agreement

ARTICLE 7

PURCHASE AND PUT OPTIONS
7.1.  Purchase Events
7.2.  Exercise of Purchase Option
7.3.  Closing and Terms
7.4.  Effect on Seller’s Interest
7.5.  Put Option.
7.6.  Term of Options
7.7.  Financing
7.8.  Separateness
7.9.  Tax Exempt Bond Financing
7.10.  Release of Managing Member
7.11.  2530 Participation Certification

ARTICLE 8

BUY-SELL PROVISIONS
8.1.  Master Buy-Sell Provision
8.2.  Closing
8.3.  Remedies; Coordination of Rights
8.4.  Terms Governing the Escrow Funds
8.5.  Property Buy-Sell Provision
8.6.  Closing
8.7.  Remedies; Coordination of Rights in Connection with Property Buy-Sell
8.8.  Terms Governing the Escrow Funds in Connection with Property Buy-Sell

ARTICLE 9

BOOKS AND RECORDS
9.1.  Books and Records
9.2.  Accounting and Fiscal Year
9.3.  Reports.
9.4.  The Company Accountant
9.5.  The Budget and Operating Plan.
9.6.  Tax Matters Member
9.7.  Draw Requests
9.8.  Periodic Asset Valuation

ARTICLE 10
TRANSFER OF INTERESTS
10.1.  Transfer Restrictions
10.2.  Permitted Transfers
10.3.  Transferees
10.4.  Section 754 Election
10.5.  Non-Complying Transfers Void

ARTICLE 11

DISSOLUTION AND TERMINATION
11.1.  Dissolution Events
11.2.  Continuation
11.3.  Method of Liquidation.
11.4.  Deemed Distribution and Recontribution
11.5.  Date of Termination

ARTICLE 12

INVESTMENT REPRESENTATIONS OF THE PARTNERS
12.1.  Investment Intent
12.2.  Unregistered Company Interests
12.3.  Nature of Investment
12.4.  Legend on Agreement

ARTICLE 13

MISCELLANEOUS
13.1.  Representations and Warranties of the Members
13.2.  Managing Member Representations and Warranties
13.3.  Appraisal Procedures for Fair Market Value
13.4.  Further Assurances
13.5.  Conflicts
13.6.  Notices
13.7.  Cumulative Remedies
13.8.  Governing Law
13.9.  Arbitration.
13.10.  Attorney Fees
13.11.  Captions
13.12.  Pronouns
13.13.  Successors and Assigns
13.14.  Extension Not a Waiver
13.15.  Creditors and Third Parties Not Benefited
13.16.  Recalculations of Interest
13.17.  Severability
13.18.  Entire Agreement
13.19.  Publicity
13.20.  Counterparts
13.21.  Confidentiality.
13.22.  No Electronic Transactions
13.23.  Exclusivity

EXHIBITS

EXHIBIT A                                -           EXAMPLE IRR CALCULATION

EXHIBIT B                                -           FORM OF PROPERTY MANAGEMENT AGREEMENT

EXHIBIT C                                -           EXAMPLE PERCENTAGE INTEREST AND FINAL SHARING RATIOADJUSTMENT

EXHIBIT D                                -           FORM OF DUE DILIGENCE AND CLOSING CHECKLIST

EXHIBIT E                                -           FORM OF SINGLE PURPOSE ENTITY AGREEMENT

EXHIBIT F                                -           INVESTMENT CRITERIA

EXHIBIT G                                -           INSURANCE COVERAGE

EXHIBIT H                                –           INITIAL BUDGET AND OPERATING PLAN

EXHIBIT I                                  –     FORM OF CAPITAL CONTRIBUTION CERTIFICATE

EXHIBIT J                                -           ORGANIZATIONAL CHART OF THE MANAGING MEMBER AND MAAC

EXHIBIT K                                –           ADDITIONAL REPORTING REQUIREMENTS

EXHIBIT L                                –           CONSTRUCTION MANAGEMENT SERVICES

EXHIBIT M                                –           FORM OF CONSTRUCTION BUDGET

LIMITED LIABILITY COMPANY AGREEMENT
OF
MID-AMERICA MULTIFAMILY FUND I, LLC

This LIMITED LIABILITY COMPANY AGREEMENT of MID-AMERICA MULTIFAMILY FUND I, LLC, a Delaware limited liability company, is made and entered into as of May 9, 2007 (the “Formation Date”), by and among MID-AMERICA APARTMENTS, L.P. (“MAA”), a Tennessee limited partnership and FANNIE MAE, a corporation organized under the laws of the United States of America.

ARTICLE 1

DEFINED TERMS

1.1.  Definitions.  As used in this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“1933 Act” means the Securities Act of 1933, as amended.

“3.6.2 Contribution” shall have the meaning set forth in Section 3.6.2.

“AAA” shall have the meaning set forth in Section 13.9.2.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Acquisition Contract” shall have the meaning set forth in Section 6.3.6.

“Additional Capital Contributions” shall have the meaning set forth in Section 3.2.

“Adjusted Capital Account Deficit” means with respect to any Member for any taxable year, the deficit balance, if any, in such Member’s Capital Account as of the end of such taxable year, after increasing such Capital Account by any amounts that such Member is actually obligated or deemed obligated to restore as described in the penultimate sentences of Treasury Regulation Section 1.704-2(g)(1) and Treasury Regulation Section 1.704-2(i)(5), and reducing such Capital Account by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  The definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affected Member” shall have the meaning set forth in Section 6.2.1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control, with such Person; provided, however, that no individual Person or any Person who controls, is controlled by, or is under common control with, such individual Person shall be deemed an Affiliate of another Person solely by reason of such individual’s status as a director, officer or employee of such Person; provided further, that, without limiting the foregoing, MAA and MAAC are Affiliates of each other and MAA and MAAC individually and collectively are not Affiliates of Fannie Mae and vice versa. As used in this definition, the terms “control,” “controlling,” “controlled by” or “under common control with” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, as it may be amended from time to time.

“Book Basis” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, (a) if property is contributed to the Company, the initial Book Basis of such property shall equal its Fair Market Value on the date of contribution as determined by the Executive Committee; and (b) if the Capital Accounts of the Company are adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the Fair Market Value of any Company asset, the Book Basis of such asset shall be adjusted to equal its respective Fair Market Value as of the time of such adjustment in accordance with such Treasury Regulation.  The Book Basis of all assets shall be adjusted thereafter by depreciation and amortization as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Budget and Operating Plan” shall have the meaning set forth in Section 9.5.1.

“Business Day” means any day other than Saturday, Sunday or other day on which banks in Memphis, Tennessee or Washington, D.C. are required to be closed.

“Buyer” shall have the meaning set forth in Section 7.1.

“Buy-Sell Offer” shall have the meaning set forth in Section 8.1.

“Capital Account” means that capital account maintained for each Member pursuant to Section 3.8.

“Capital Contributions” means, with respect to any Member, the amount of cash, including any Initial Cash Contribution and Additional Capital Contribution, and the initial Book Basis of any property or other asset (net of liabilities assumed by the Company resulting from such contribution, and liabilities to which that property or asset is subject), contributed or deemed contributed to the Company with respect to the Percentage Interest held by the Member.

“Cash Needs” shall have the meaning set forth in Section 3.2.

“Certificate of Formation” shall have the meaning set forth in Section 2.1.

“Change in Control” with respect to MAAC shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder), acquires, directly or indirectly, in any transaction or series of transactions 40% or more of the Full Voting Power of MAAC or substantially all of the assets of MAAC (a “CIC Threshold Transaction”); provided, however, that a Change in Control shall not be deemed to have occurred if after a CIC Threshold Transaction (1) the Chief Executive Officer and Chief Financial Officer (who held such positions as of the Formation Date or are otherwise approved by all the Members) continue to hold his respective position with MAAC or any surviving entity after a CIC Threshold Transaction, or (2) such CIC Threshold Transaction is a transaction described in Rule 13e-3 under the Securities Exchange Act of 1934 and the Chief Executive Officer and Chief Financial Officer of MAAC (who held such positions as of the Formation Date or are otherwise approved by all the Members) remain in those positions with MAAC or any surviving entity after such CIC Threshold Transaction, (ii) an event occurs in which the Chief Executive Officer, Chief Financial Officer and at least 50% of the directors of MAAC (who held such positions as of the Formation Date or are otherwise approved by all Members) do not continue to hold those positions with MAAC or any surviving entity after such event, or (iii) either of H. Eric Bolton or Simon R.C. Wadsworth is removed as a member of the Executive Committee or either is no longer the Chief Executive Officer or Chief Financial Officer, respectively, provided however that MAAC shall have the right to appoint a successor in place of either H. Eric Bolton or Simon R.C. Wadsworth and if such substitution is reasonably satisfactory to Fannie Mae as set forth in writing to MAA then no Change in Control shall be deemed to have occurred. A Change in Control with respect to MAA means any event (including any sale, assignment, Transfer, merger, consolidation, combination, reorganization, liquidation, division, dividend, stock split or other restructure) which results in (1) MAAC (or an Affiliate of MAAC) no longer controlling MAA, or substantially all the assets owned by MAA, prior to such event or (2) any Change in Control with respect to MAAC.  As used in the previous sentence, the term “controlling” shall have the same meaning as set forth in the definition of Affiliate.

“CIC Threshold Transaction” shall have the meaning set forth in the definition of “Change in Control”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the company formed and governed by this Agreement.

“Company Accountant” shall have the meaning set forth in Section 9.4.

“Company Indemnitees” shall have the meaning set forth in Section 6.12.2.5.

“Company Loan” shall have the meaning set forth in Section 3.3.

“Company Minimum Gain” shall have the meaning of “partnership minimum gain” set forth in Treasury Regulation Section 1.704-2(d).

“Confidential Information” shall have the meaning set forth in Section 13.21.1 hereof.

“Construction Budget” means a construction, rehabilitation or renovation budget for a particular Property which is based on the form of construction budget attached hereto as Exhibit M which shall separate hard and soft costs expected to be incurred in connection with such Property.

“Construction Management Fee” shall have the meaning set forth in Section 6.13.3 hereof.

“Contributing Member” shall have the meaning set forth in Section 3.6.

“Depreciation” means, for each allocation period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such allocation period, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such allocation period.  Depreciation shall be an amount that bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such allocation period bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such allocation period is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Executive Committee.

“Election” shall have the meaning set forth in Section 8.1.3.

“Escrow Fund” shall have the meaning set forth in Section 8.1.1.

“Executive Committee” means the committee formed pursuant to Section 6.1.

“Expenditures” means, for any period, the sum of the total gross expenditures of the Company during such period, including (a) all cash operating expenses, (b) all costs and expenses of any financing and all debt service payments including debt service on Company Loans, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under GAAP, (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits of Receipts to the Company’s reserve accounts, and (f) all costs and expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of a Property;  provided, however, that Expenditures shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Receipts or (B) such payment or expenditure is paid directly out of any Company reserve account (as opposed to first being deposited into an operating account and then applied to the applicable expense), or (ii) any expenditure properly attributable to the liquidation of the Company.

“Failed Contribution” shall have the meaning set forth in Section 3.6.

“Fair Market Value” means the highest price available for a particular asset or the Company in an open and unrestricted market between informed, prudent parties, acting at arms length and under no compulsion to act, expressed in terms of money or money’s worth and will disregard any value that might be assigned by a purchaser with a special interest or any discount for minority interest.

“Fannie Mae” means Fannie Mae, a corporation organized under the laws of the United States of America.

“Fannie Mae Credit Enhanced Bond Loan” shall have the meaning set forth in Section 7.9.2.

“Fannie Mae Indemnitees” shall have the meaning set forth in Section 6.12.1 or MAAC.

“Final Sharing Ratio” means with respect to a Member, the percentage set forth under the heading Final Sharing Ratio opposite the name of that Member in Section 3.1 as it may be increased or decreased pursuant to this Agreement.

“Financing” shall have the meaning set forth in Section 7.7.

“Force Majeure” means acts of God, war, terrorism, the inability to obtain labor or materials or reasonable substitutes therefor, newly enacted governmental regulations or controls, a national emergency, strike, labor dispute, adverse weather conditions not reasonably foreseeable, or any other act, event, occasion, circumstance, condition, or occurrence beyond the reasonable control of the Managing Member, provided however, that Force Majeure shall not include any acts, events, occasions, circumstances, conditions or occurrences caused in whole or in part by the Affiliates of Managing Member or any general contractor or its subcontractors engaged by or through Managing Member.

“Formation Date” shall have the meaning given to such term in the first paragraph of this Agreement.

“Full Voting Power” shall mean the right to vote in the election of one or more directors through proxy or by the beneficial ownership of common stock of MAAC or other securities then entitled to vote in the election of one or more directors.  For purposes of calculating the percentage ownership of Full Voting Power of a person, all warrants, options or rights to purchase common stock or other securities of MAAC that would be entitled to vote in the election of directors of MAAC held by all persons shall be deemed to have been exercised and all securities convertible into or exchangeable for MAAC common stock or voting securities, including Class A common units of limited partnership interest in MAA, shall be deemed to have been converted or exchanged, as the case may be (disregarding for such purposes any restrictions on conversion, voting (such as proxies), exchange or exercise), in each case for the maximum number of shares of common stock of MAAC or other securities entitled to then vote in the election of one or more directors.

“GAAP” shall have the meaning set forth in Section 9.2.

“Indemnitee” shall have the meaning set forth in Section 6.12.2.4.

“Initial Cash Contributions” shall have the meaning set forth in Section 3.1.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Investment Criteria” shall have the meaning set forth in Section 2.7.

“IRR” means with respect to contributions (i.e. Capital Contributions) to the Company by a Member and distributions (i.e. distributions made under Sections 5.1 and 11.3) from the Company to a Member, the monthly rate of compounding which satisfies the condition that the sum of the present values of each contribution equals the sum of the present values of each distribution, where each such present value is determined as of the Formation Date.  For purposes of this Agreement, IRR will be calculated by treating each contribution and distribution which occurs during a month as occurring at the beginning of that month and by using the computer program Microsoft EXCEL (Internal Rate of Return Calculation).  Any IRR expressed in this Agreement will be expressed as an annual rate taking into consideration the monthly compounding required to yield such annual rate.  An example IRR calculation in accordance with this definition is attached hereto as Exhibit A.

“Liquidating Amount” With respect to a Member, means at the end of any fiscal year or other allocation period, the amount which such Member would then be entitled to receive if, immediately following such fiscal year or other allocation period: (a) all of the assets of the Company (other than cash and claims of the Company for contributions) were sold for cash equal to their respective Book Basis (or, in the case of assets subject to liabilities for which the creditor’s right is limited to assets of the Company, the amounts of such liabilities, if greater than the aggregate Book Basis of such assets); (b) all unconditional obligations to contribute to the Company were collected in full; and (c) the proceeds of such sale and collections, and all other cash of the Company, were distributed as provided in Section 11.3.1.

“Liquidator” shall have the meaning set forth in Section 11.3.1.

“Loan Needs” shall have the meaning set forth in Section 3.3.

“Lock-out Period” means the three (3) year period from the Formation Date.

“Loss” means, with respect to the Company, for each taxable year, each item of the Company’s taxable loss or deduction for such taxable year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of deduction and loss required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable loss), but with the following adjustments:

(a)  Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations as items described in Section 705(a)(2)(B) of the Code, shall be considered an item of taxable deduction or loss;

(b)  In the event the Book Basis of any Company asset is reduced as a result of an adjustment to Book Basis under Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the amount of such reduction shall be taken into account as loss from the disposition of such asset for purposes of computing Loss;

(c)  Loss resulting from any disposition of property with respect to which loss is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis;

(d)  Any items which are specially allocated pursuant to Section 4.2 shall not be taken into account in computing Loss; and

(e)  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Losses; and

(f)  In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable loss or deduction, there shall be taken into account Depreciation for such taxable year or other period.

“MAA” means Mid-America Apartments, L.P., a Tennessee limited partnership.

“MAAC” means Mid-America Apartment Communities, Inc., a Tennessee corporation.

“Major Decision” shall have the meaning set forth in Section 6.3.

“Managing Member” means MAA (until removed) or any other Person who is selected as the Managing Member in accordance with this Agreement.

“Managing Member Indemnitees” shall have the meaning set forth in Section 6.12.1.2.

“Maximum Contribution Amount” shall have the meaning set forth in Section 3.2.

“Member” means Fannie Mae, MAA or any other Person designated as a Member on the signature pages to this Agreement or who or which is admitted hereafter as a member of the Company in accordance with ARTICLE 10 of this Agreement and applicable law.

“Member Minimum Gain” means “partner minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulations Section 1.704-2(i)(1).

“Net Cash Flow” means, for any period, the excess of (a) Receipts for such period, over (b) Expenditures for such period.

“Net Profits and Net Losses” means for each taxable year or other period the excess of items of Profit over items of Loss for such period, or the items of Loss over the items of Profit for such period, as appropriate.  Net Profits and Net Losses shall not include items of Profit and Loss allocated pursuant to Section 4.2.

“Non-Contributing Member” shall have the meaning set forth in Section 3.6.

“Non-Offering Member” shall have the meaning set forth in Section 8.5.

“Nonrecourse Debt” shall have the meaning given to the term “nonrecourse liability” by Treasury Regulation Section 1.704-2(b)(3).

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulation Section 1.704-2.

“Notices” shall have the meaning set forth in Section 13.6.

“OFAC” shall have the meaning set forth in Section 13.1.6.

“Offeree” shall have the meaning set forth in Section 8.1.

“Offeree Value” shall have the meaning set forth in Section 8.1.2.

“Offering Member” shall have the meaning set forth in Section 8.5.

“Offeror” shall have the meaning set forth in Section 8.1.

“Offeror Value” shall have the meaning set forth in Section 8.1.2

“Percentage Interest” means, with respect to a Member, that percentage set forth under the heading Percentage Interest opposite the name of that Member on Section 3.1 as it may be increased or decreased pursuant to this Agreement.

“Permitted Investments” means United States government obligations, collateralized bank time deposits, money market accounts and certificates of deposit which are insured by the United States government.

“Person” means an individual or an entity.

“Prime Rate” means the lesser of (i) the fluctuating rate per annum as in effect from time to time equal to the rate of interest announced publicly by Citibank, N.A. in New York, New York (or such other financial institution as mutually agreed upon by the Members) as its base rate, or (ii) the maximum rate permitted to be charged under applicable law.

“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

“Profit” means, with respect to the Company, for each taxable year, each item of the Company’s taxable income or gain for such taxable year, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of income and gain required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or gain), but with the following adjustments:

(a)  Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such taxable year shall be considered an item of taxable income;

(b)  In the event the Book Basis of any Company asset is increased pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain from the disposition of such asset for purposes of computing Profit;

(c)  Gain resulting from any disposition of property with respect to which gain is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis; and

(d)  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Losses; and

(e)  Any items which are specially allocated pursuant to Section 4.2 shall not be taken into account in computing Profit.

“Pro-Forma Debt Service Coverage Ratio” shall be determined on a Project Subsidiary by Project Subsidiary basis and shall mean the net income plus depreciation, amortization and interest of an individual Project Subsidiary divided by required debt service including interest and amortization on any loans and capital leases of such Project Subsidiary, determined after the contemplated borrowings.

“Pro-Forma Loan to Value Ratio” shall be determined on a Project Subsidiary-by-Project Subsidiary basis and shall mean the amount of all Financings of an individual Project Subsidiary divided by the Fair Market Value of the Property owned by such Project Subsidiary, determined after the contemplated borrowings.

“Project Subsidiaries” and “Project Subsidiary” shall have the meaning set forth in Section 2.6.

“Properties” and “Property” shall have the meaning set forth in Section 2.6.

“Property Buy Offer” shall have the meaning set forth in Section 8.5.

“Property Buy-Sell Event” shall have the meaning set forth in Section 8.5.

“Property Buy-Sell Offer” shall have the meaning set forth in Section 8.5.

“Property Management Agreement” means a Property Management Agreement, by and between the Property Manager and the Company, with respect to a particular Property in a form substantially similar to Exhibit B hereto.

“Property Manager” means MAA.

“Property Offer Election” shall have the meaning set forth in Section 8.5.2.

“Property Purchase Price” shall have the meaning set forth in Section 8.5.1.

“Property Sell Offer” shall have the meaning set forth in Section 8.5.

“Prospective Property Acquisition” shall have the meaning set forth in Section 13.23.1.

“Purchase Date” means, for purposes of Section 7.4, the date a Purchase Event occurs; except with respect to the event described in Section 7.1.6 for which the Purchase Date will mean the date the Buyer gives notice to Seller of Buyer’s election to purchase Seller’s Purchase Interest; and, for purposes of Section 7.5, the Purchase Date will mean the date upon which Fannie Mae gives notice of its election to exercise the Put Option as provided in Section 7.5.2.

“Purchase Event” shall have the meaning set forth in Section 7.1.

“Purchase Interest” shall have the meaning set forth in Section 7.1.

“Purchase Option” shall have the meaning set forth in Section 7.1.

“Purchase Price” shall have the meaning set forth in Section 8.1.1.

“Purchaser” shall have the meaning set forth in Section 7.5.1.

“Put Interest” shall have the meaning set forth in Section 7.5.1.

“Put Option” shall have the meaning set forth in Section 7.5.1.

“Receipts” means, for any period, the sum of the total consideration received by the Company during such period, including all receipts of the Company from (a) Capital Contributions, (b) net proceeds from the sale or other disposition of all or any portion of a Property, (c) rent, additional rent and percentage rent paid to the Company, (d) concessions, (e) condemnation or casualty proceeds relating to the condemnation of or casualty loss with regard to all or any portion of a Property (including any and all insurance awards with regard thereto), (f) rent or business interruption insurance, if any, (g) funds made available to the extent such funds are withdrawn from the Company’s reserve accounts and deposited into the Company’s operating accounts, (h) net proceeds from the financing, refinancing or securitization of a Property and (i) all other revenues and receipts realized by the Company, including distributions and other payments and amounts received directly or indirectly from any subsidiary or other entity owned in whole or part by the Company to the extent not previously recognized as Receipts through consolidation or otherwise.

“Related Agreements” mean any Property Management Agreement and any other written agreement between any Member or any of its Affiliates and the Company or any Project Subsidiary relating to or arising out of this Agreement or any Company property, except documents related to any Financing by Fannie Mae.

“Required Documentation” shall have the meaning set forth in Section 7.9.2(i).

“Restricted Period” shall have the meaning set forth in Section 13.23.1.

“Seller” shall have the meaning set forth in Section 7.1.

“Subject Property” shall have the meaning set forth in Section 8.5.1.

“Target Amount” shall mean with respect to Fannie Mae, a cash sum that would result in an IRR to Fannie Mae of ten percent (10%) with respect to the aggregate Capital Contributions made by Fannie Mae (including any Capital Contributions deemed made by Fannie Mae pursuant to Section 3.7.1, but excluding any Additional Capital Contributions returned to Members pursuant to Section 3.6.5) to the Company during the period commencing upon the Formation Date and ending upon (and including) the date of determination of the Target Amount hereunder.

“Tax Matters Member” shall have the meaning set forth in Section 9.6.

“Transfer” shall have the meaning set forth in Section 10.1.

1.2  Other Terms.  All references to “Articles” and “Sections” contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, subparagraphs, and clauses of this Agreement.  Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate.  As used in this Agreement, the following words and phrases shall have the meanings indicated:  (i) “day” shall mean a calendar day; (ii) “including” and “include” shall mean including without limitations; (iii) “law” and “laws” shall mean statutes, regulations, rules, judicial, executive, and governmental orders, and other governmental actions and legal pronouncements having the effect of law; (iv) “dollar’’ and “$” shall mean a United States dollar; and (v) “approved by the Executive Committee” shall mean approved by the affirmative vote of a majority in number of the members of the Executive Committee; provided, however, that if a Member or an Affiliate of such Member is directly or indirectly financially interested in a transaction other than (A) in connection with such Member’s interest as a Member in the Company (e.g., as a provider of goods or services to the Company) or (B) in connection with such Member’s provision of services under a Property Management Agreement, the phrase shall mean approved by the affirmative vote of a majority in number of the members of the Executive Committee other than members appointed by such Member who is so interested and; provided further, that the preceding proviso shall not apply to Fannie Mae and the Executive Committee members appointed thereby regarding any Financing provided by or contemplated to be provided by Fannie Mae to the Company or any Project Subsidiary.

ARTICLE 2

ORGANIZATION

2.1.  Formation.  The Members hereby form the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. Simon R.C. Wadsworth, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation (“Certificate of Formation”) in the Office of the Secretary of State of the State of Delaware.  Upon such filing, his powers as an authorized person ceased and the Managing Member became designated as an authorized person within the meaning of the Act.

2.2.  Name.  The name of the Company is set forth on the cover page to this Agreement.  The Executive Committee may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Executive Committee may from time to time determine.  All business of the Company shall be conducted under such name.  In the event the Executive Committee changes the name of the Company or adopts any trade or fictitious name for use by the Company, the Managing Member shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the Company is conducting business such amendments or certificates, applications or other documents as are required by applicable law.

2.3.  Principal Place of Business.  The principal place of business and office of the Company shall be located at the offices of the Managing Member, 6584 Poplar Avenue, Suite 300, Memphis, Tennessee 38138, or other such places of business and offices as the Executive Committee may from time to time designate (in each case, all the Members shall be provided with notice of any change in the principal or additional place of business and office of the Company).

2.4.  Term.  The term of the Company shall commence on the date of the filing of the Certificate of Formation pursuant to the Act, and shall continue until December 31, 2018, unless sooner terminated or extended as provided in this Agreement.

2.5.  Registered Agent and Registered Office.  The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  Such agent and such office may be changed from time to time as approved by the Executive Committee.

2.6.  Purpose.  The purpose of the Company shall be to acquire, reposition, renovate, manage and sell multifamily residential properties (collectively, the “Properties” and individually, a “Property”) through wholly-owned subsidiary single purpose entities (collectively, the “Project Subsidiaries” and individually a “Project Subsidiary”) and through the Project Subsidiaries to own, reposition, renovate, improve, hold, manage, operate, finance, refinance, lease, sell and otherwise deal with and dispose of the Properties and/or the Company’s interest in the Project Subsidiaries and to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes.  It is the intent of the Members that the organizational documents relating to the formation of Project Subsidiaries shall be interpreted together with the provisions of this Agreement to have substantially the same effect as would be the case if all the interests therein were held or all such business were conducted by the Company pursuant to the terms of this Agreement.  In the event one or more Project Subsidiaries is formed, the Managing Member shall perform the same or substantially identical service, subject to the same standards of conduct and with the same rights and obligations with regard to such duties for each Project Subsidiary as the Managing Member performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement.  The Company shall not engage in any other business or activity without the approval of all of the Members.

    2.7    Investment Period.  It is the intent of the Members that the Company will (i) acquire or cause to be acquired all Properties within thirty-six (36) months from the Formation Date, (ii) dispose of each Property within seventy-two (72) months of its acquisition by the Company or a Project Subsidiary, as applicable, and (iii) liquidate the assets of the Company no later than one hundred (100) months from the date of the first acquisition of a Property by the Company or a Project Subsidiary, provided that with the approval of the Executive Committee, the Company may extend each time frame referenced in clauses (i), (ii) and (iii) above.  All Properties shall satisfy the investment criteria set forth in Exhibit F (the “Investment Criteria”) except as may otherwise be agreed upon by the Executive Committee.

ARTICLE 3

CAPITAL

3.1.  Initial Cash Contributions.  Simultaneously with the full and complete execution of this Agreement, the Members shall make the following initial cash contributions to the capital of the Company (the “Initial Cash Contributions”):

	Amount	Percentage Interest	Final Sharing Ratio
MAA	$48,333.33	33.33%	53.33%
Fannie Mae	$96,666.67	66.67%	46.67%
Total	$145,000.00	100.00%	100.00%

The Initial Cash Contributions will be used to pay, among other expenses approved by the Executive Committee, and set forth in the initial Budget and Operating Plan attached hereto as Exhibit H, all out-of-pocket costs to form the Company including reasonable legal fees incurred by the Members in connection with negotiation of this Agreement.

In addition, prior to or simultaneously with the making of its Initial Cash Contribution, MAA shall cause MAAC and its respective Affiliates to assign to the Company, if assignable, pursuant to an assignment in form and substance satisfactory to the Members, all of its and their respective right, title and interest in and to all agreements to acquire any Property, as well as all of its due diligence, reports, work product, analysis and other evaluations regarding any such Property; provided, however, such contributions shall have no value for purposes of MAA’s Capital Account; provided, further, such contributions shall not in any way imply or be deemed to imply that an acquisition of any Property has been approved by the Executive Committee.

3.2.  Additional Capital Contributions.  If at any time or from time to time additional funds are required (“Cash Needs”) (i) to close the acquisition of any Property (including the payment of third party closing costs) or to fund any deposits required to be paid pursuant to any letter of intent or any purchase and sale agreement approved by the Executive Committee, (ii) to pay costs and expenses (whether operating or capital in nature) in connection with the operation of the Properties or in accordance with the Budget and Operating Plan, or (iii) to fund the reasonable working capital needs of the Company for both operating and capital expenditures of the Company, the Executive Committee may (but shall not be obligated to) request that the Members make additional contributions of capital to the Company (“Additional Capital Contributions”) in an amount or amounts sufficient to fund such Cash Needs.  If so requested, each Member shall contribute its pro rata share (in proportion to the Percentage Interests of the Members at the time of such request) of the amount of the applicable Cash Needs.  Such Additional Capital Contributions shall be due and payable within fifteen (15) business days after a written request therefor has been delivered to each Member, and with respect to Fannie Mae, delivery of a fully executed certification in the form attached hereto as Exhibit I.  Notwithstanding any provision herein to the contrary, in no event shall either (1) a request for Additional Capital Contributions in connection with clause (i) above or otherwise to acquire a Property be made after May 9, 2010 or (2) the liability of the Members to make Capital Contributions to the Company exceed the following amounts (the “Maximum Contribution Amount”):

Member	Maximum Contribution Amount
MAA	$ 60,000,000
Fannie Mae	$ 120,000,000
Total	$ 180,000,000

3.3.  Company Loan.  Subject to Section 6.3.5, if at any time on or after the date the Members have contributed to the Company their respective Maximum Contribution Amounts pursuant to Section 3.2, additional funds are required to pay any Expenditure incurred pursuant to the Budget and Operating Plan (“Loan Needs”), and the Executive Committee elects to fund such Loan Needs by means of loans from the Members, the Executive Committee may, but shall not be required to, request all Members, within fifteen (15) business days of such written request to all Members, to lend to the Company (pro rata in accordance with the Percentage Interests of all Members, or if any Member refuses to make such loan within such time period, pro rata in accordance with the Percentage Interests of those Members making such loan or in such other manner as the advancing Members may agree) an amount of money up to but not exceeding the entire amount of such Loan Needs, which loan shall be deemed to be a full recourse loan to the Company (a “Company Loan”) (but the Members shall have no liability therefor), shall not be considered a Capital Contribution but shall constitute a debt of the Company to the advancing Member(s), shall bear interest at the lesser of the maximum rate permitted by applicable law or the rate of thirteen percent (13%) per annum, compounded monthly, and shall be payable at such time as the Executive Committee and advancing Member(s) shall agree and nevertheless before distributions of Net Cash Flow to any Member as provided below, and, if the Company Loans have not been repaid when the Company liquidates, as provided in Section 11.3.1.1.  Payments made to an advancing Member will be credited first to interest and then to principal.  No Member shall be obligated to make a Company Loan.  If any Member or Members make a Company Loan, upon written request of such Member or Members, the Company will execute and deliver a promissory note payable to such Members as evidence of the Company Loan; provided that the failure of the Company to execute such a promissory note will not affect the validity of the Company Loan in question or the obligation of the Company to repay the Company Loan in accordance with the terms of this Agreement.  Each Company Loan may be prepaid in whole or in part, without penalty or premium.

3.4.  Borrow Funds.  Subject to Section 6.5.1, in addition to or in lieu of requesting Additional Capital Contributions from the Members pursuant to Section 3.2 or Company Loans pursuant to Section 3.3, upon approval of the Executive Committee, the Company shall have the right to borrow funds sufficient to finance the Cash Needs on such terms and conditions, including rate of interest and maturity, as the Executive Committee deems advisable; provided, however, that in lieu of borrowing from third parties, any one or more of the Members may upon approval of the Executive Committee, from time to time make advances to the Company to meet such requirements, provided that all Members are given an opportunity to make such advances in accordance with their Percentage Interests.  Any such advance made by a Member to the Company shall not be considered a Capital Contribution, but shall constitute a debt of the Company to the advancing Member, payable at such time and on such terms as the Executive Committee and advancing Member may agree.  Payments made to an advancing Member will be credited first to interest and then to principal.  At the request of the Member making the advance, the Company will execute a promissory note evidencing this debt.

3.5.  Wire Transfers.  The cash Capital Contributions required by Sections 3.1 and 3.2 and any Company Loans made pursuant to Section 3.3 shall be made by wire transfer of funds in dollars to a Company account designated by the Managing Member and approved by the Executive Committee.

3.6.  Failure to Make Capital Contribution.  If any Member (the “Non-Contributing Member”) fails to make an Additional Capital Contribution (or any portion thereof) required by Section 3.2 (a “Failed Contribution”) within fifteen (15) Business Days after receipt of a written request therefor, the Member who contributed its Additional Capital Contribution and who is not an Affiliate of the Non-Contributing Member (the “Contributing Member”) may exercise any or all of the following remedies which shall be cumulative and may be exercised singularly, alternatively, successively or concurrently, but no other remedies shall be available:

3.6.1.  Set Off.  Provide for the Company to set off the amount of the requested and unmade Additional Capital Contribution and/or the Indemnity referenced in Section 3.6.3, plus interest at the rate of thirteen percent (13%) per annum, compounded monthly, against any amounts which would otherwise be payable by the Company to the Non-Contributing Member under this Agreement or any Related Agreement; provided however there shall be no right of set off pursuant to this Section 3.6.1 with respect to any Related Agreement of Fannie Mae or its Affiliates that is related to Financing;

3.6.2.  Percentage Interest Adjustment.  The Contributing Member shall have the opportunity to make an additional Capital Contribution in an amount equal to the Failed Contribution and adjust the Percentage Interests and Final Sharing Ratios of the Members as provided in Section 3.7;

3.6.3  Seek Indemnity.  In the event (a) the Company (1) allows the termination of or (2) is forced to terminate an Acquisition Contract due to a Non-Contributing Member’s failure to make an Additional Capital Contribution, and the Company incurs a loss of earnest money or other expense in connection with the termination of such Acquisition Contract, or (b) the Company or the Contributing Member incurs other third party out-of-pocket expenses (i.e., inspector costs) in connection with failure of a Member to make an Additional Capital Contribution not related to an Acquisition Contract, then the Non-Contributing Member shall be liable to the Company and the Company may seek indemnification for such loss of earnest money or other expense and all related costs and expenses of the Company including expenses of the Company incurred in connection with due diligence and other costs related to determining the suitability of the property which is the subject of the Acquisition Contract, all costs incurred in connection with the negotiation of any letter of intent, term sheet and/or purchase agreement and related documents, financing fees (e.g., application fees, commitment fees, and costs in connection with any Financing), and the costs of, litigation, and reasonable attorneys’ fees and expenses, if any, incurred in connection with any terminated Acquisition Contract or any other third party expense.  In addition, the Non-Contributing Member shall be liable for and shall indemnify the Contributing Member for any and all other actual, out-of-pocket loss, cost, liability, damage or expense, including reasonable attorney’s fees, incurred by the Contributing Member as a result of the Non-Contributing Member’s failure to make an Additional Capital Contribution.

3.6.4.  Separate Acquisition.  Rather than terminate an Acquisition Contract due to a Non-Contributing Member’s failure to make an Additional Capital Contribution, the Contributing Member may require the Company, and shall be authorized, to assign the Acquisition Contract, including all the benefits and obligations thereunder and in connection therewith, to the Contributing Member or its designee for the purposes of closing the Acquisition Contract for its or its designee’s own account.  If such assignment is requested, the Contributing Member and/or its designee shall reimburse the Company for any out-of-pocket costs incurred by the Company or funds, such as earnest money, deposited by the Company pursuant to the terms of or in connection with such Acquisition Contract and assignment thereof.

3.6.5.  Return Additional Capital Contribution.  The Contributing Member may request a return of any Additional Capital Contribution it has made to the Company in connection with a Non-Contributing Member’s failure to make the required Additional Capital Contribution.

3.6.6  Prohibition.  In the event the Company shall terminate an Acquisition Contract due to a Non-Contributing Member’s failure to make an Additional Capital Contribution, then the Non-Contributing Member and its Affiliates shall not be entitled and shall not acquire, directly or indirectly, all or any portion of the property that was the subject of such terminated Acquisition Contract for a period of twenty-four (24) months following the later of (i) termination of the Acquisition Contract or (ii) satisfying all indemnification obligations under Section 3.6.3 above.

3.6.7  Purchase Event.  Following the ten (10) day period provided in Section 7.1.6 below, the Contributing Member may initiate the purchase of the entire Company Interest of the Non-Contributing Member pursuant to Section 7.1 hereof.

3.6.8.  Loss of Executive Committee Member.  If the Managing Member is the Non-Contributing Member, then Fannie Mae shall have the right to remove one (1) member of the Executive Committee appointed by Managing Member.  If Fannie Mae is the Non-Contributing Member, then the Managing Member shall have the right to remove one (1) member of the Executive Committee appointed by Fannie Mae, provided however, that such right of removal shall only arise in the event that Fannie Mae’s Percentage Interest is reduced to less than thirty-three percent (33%).

3.6.9.  Removal of MAA as Managing Member.  If the Managing Member is the Non-Contributing Member, then Fannie Mae shall have the right to remove MAA as the Managing Member pursuant to Section 6.9.1 hereof.

3.7.  Percentage Interest and Final Sharing Ratio Adjustment.

3.7.1.  Percentage Interest Adjustment.  If the Contributing Member elects to make an additional Capital Contribution and adjust the Percentage Interests as provided in Section 3.6.2, effective as of the date the amount requested under Section 3.2 was due, adjustment of each Member’s Percentage Interest will be made pursuant to the following formula:

x + (y or y0)
        z
where

x =	aggregate Capital Contributions made by the Contributing Member for its own account;

y =	Additional Capital Contribution made by Contributing Member pursuant to Section 3.6.2 on account of a Non-Contributing Member’s Failed Contribution;

y0 =	-0- for a Non-Contributing Member; and

z =	Aggregate Capital Contributions made by all Members.

Upon an adjustment to Percentage Interests pursuant to this Section 3.7.1, the Capital Accounts of the Members shall thereafter be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) based upon Percentage Interests as adjusted; provided, that there shall be no shift in the then existing Capital Account balances of the Members as a result of any such adjustment to Percentage Interests.  An example of adjustments made pursuant to this Section 3.7 is attached hereto as Exhibit C and incorporated herein for all purposes.  The Company will endeavor to promptly give each Member written notice of its Percentage Interest, as adjusted, and its Capital Account balance each time an adjustment occurs; provided, that failure to give such notice shall not in any way affect or otherwise nullify any adjustment made pursuant to this Section 3.7.

3.7.2.  Final Sharing Ratio Adjustment.  If the Contributing Member’s Representatives elect to adjust the Percentage Interests as provided in Section 3.6.2, effective as of the date the amount requested under Section 3.2 was due, adjustment of each Member’s Final Sharing Ratio will be made pursuant to the following formula:

a – b + c

where

a =           Member’s Final Sharing Ratio prior to adjustment

b =           Member’s Percentage Interest prior to adjustment; and

c =           Member’s Percentage Interest after adjustment

An example of adjustments made pursuant to this Section 3.7 is attached hereto as Exhibit C and incorporated herein for all purposes.  The Company will endeavor to promptly give each Member written notice of its Final Sharing Ratio, as adjusted, each time an adjustment occurs; provided, that failure to give such notice shall not in any way affect or otherwise nullify any adjustment made pursuant to this Section 3.7.

3.8  Capital Accounts.  A separate “Capital Account” will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). The Capital Account of each Member will be determined and adjusted as follows:

3.8.1  Capital Account Credits.  Each Member’s Capital Account will be credited with:

3.8.1.1.  Cash.  Any contributions of cash made by such Member to the capital of the Company plus the Book Basis of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

3.8.1.2.  Income and Gain.  The Member’s distributive share of Net Profits and all items of income and gain allocated under Sections 4.1 and 4.2; and

3.8.1.3.  Tax Adjustments.  Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

3.8.2.  Capital Account Debits.  Each Member’s Capital Account will be debited with:

3.8.2.1.  Cash.  Any distributions of cash made from the Company to such Member plus the Fair Market Value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

3.8.2.2.  Loss and Deduction.  The Member’s distributive share of Net Losses and all items of loss and deduction allocated under Sections 4.1 and 4.2; and

3.8.2.3.  Tax Adjustments.  Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The provisions of this Section 3.8 relating to the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.  The Executive Committee shall have the authority to determine all questions relating to the maintenance of Members’ Capital Accounts, and the Executive Committee may direct the Managing Member to modify the manner in which the Capital Accounts are maintained under this Section 3.8 in order to comply with the provisions of Treasury Regulation Section 1.704-1(b) and any other applicable provisions of the Code or Treasury Regulations in order to cause Member Capital Accounts to be maintained in compliance with the provisions of the Code and Treasury Regulations.  The Executive Committee shall determine whether any elective adjustments to Capital Accounts permitted under Treasury Regulation Section 1.704-1(b)(2)(iv) shall be made; provided that in the event Additional Capital Contributions are made and followed by an adjustment to Percentage Interests pursuant to Section 3.7, the Capital Accounts of the Members shall thereafter be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) based upon Percentage Interests as adjusted; provided, that there shall be no shift in the then existing Capital Account balances of the Members as a result of any such adjustment to Percentage Interests.

3.9.  Interest On and Return of Capital.  No Member shall be entitled to any interest on its Capital Account or on its Capital Contributions except to the extent expressly provided in this Agreement, and no Member shall have the right to demand or to receive the return of all or any part of its Capital Account in the Company.  No Member shall have the right to demand or receive property other than cash in return for the contribution of such Member to the Company.

3.10.  No Further Capital Contribution.  Except as expressly provided in this Agreement or with the prior written consent of all the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company.

3.11.  Waiver of Right of Partition and Dissolution.  No Member has any interest in specific Company property.  The interests of all Members in the Company are, for all purposes, personal property and each of the Members irrevocably waives any right or power to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or laws, or to file a complaint or to institute any proceeding at law or in equity to cause the termination or dissolution of the Company except as expressly provided for in this Agreement.

ARTICLE 4

PROFITS AND LOSSES

4.1.  Allocation of Profits and Losses.  After giving effect to the special allocations set forth in Section 4.2, for any taxable year of the Company, Net Profits and Net Losses for each fiscal year or other allocation period shall be allocated, insofar as possible, so that, following all allocations pursuant to Section 4.2 for such fiscal year or other allocation period and the allocations pursuant to this Section 4.1, each Member’s Capital Account balance shall be equal to the result (be it positive, negative or zero) of subtracting (i) the sum of (x) the amount which such Member is unconditionally obligated to contribute to the Company in the future, (y) such Member’s share of the Member Minimum Gain, and (z) such Member’s share of the Company Minimum Gain, from (ii) such Member’s Liquidating Amount at the end of such fiscal year or other allocation period.

4.2.  Special Allocations.  The following special allocations shall, except as otherwise provided, be made in the following order:

4.2.1.  Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, the Members shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Section 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.  This Section 4.2.1 is intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.704-2(f) or 1.704-2(i)(4), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

4.2.2.  Qualified Income Offset.  Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit shall be allocated items of income or gain in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the Adjusted Capital Account Deficit of the Member as quickly as possible.  This Section 4.2.2 is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), will be interpreted consistently with the Treasury Regulations and will be subject to all exceptions provided therein.

4.2.3.  Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year or other period will be specially allocated among the Members pro rata in proportion to their respective Percentage Interests.

4.2.4       Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any taxable year or other period will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

4.2.5.  Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) as a result of a distribution to a Member in complete liquidation of its Interest, the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

4.2.6.  Loss Limitation.  The Net Losses allocated pursuant to Section 4.1 hereof shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year or other allocation period.  In the event that some, but not all, of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 4.1 hereof, the limitation set forth in the preceding sentence shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).  All Net Losses in excess of the limitation set forth in this Section 4.2.6 shall be allocated to the Members in proportion to their respective positive Capital Account balances, if any, and thereafter to the Members in accordance with their interests in the Company.

4.3.  Compliance With Section 704(c).  In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company property for which its adjusted tax basis differs from its Book Basis will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and the Book Basis of such property.  Any elections or other decisions relating to allocations under this Section 4.3 will be made in any manner consistent with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder and reasonably reflects the purpose and intention of this Agreement.  Allocations under this Section 4.3 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

4.4.  Intent of Allocations.  The parties intend that the foregoing allocation provisions of this ARTICLE 4 shall produce final Capital Account balances of the Members that will equal the amount of liquidating distributions under Section 11.3.  To the extent that the allocation provisions of this ARTICLE 4 would fail to produce such final Capital Account balances, (a) such provisions shall be amended by the Executive Committee if and to the extent necessary to produce such result, and (b) Net Profits and Net Losses of the Company for prior open years (or items of gross income, gain, loss and deduction of the Company for such years) shall be reallocated among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income and gain), deduction and loss for the current year and future years.  This Section 4.4 shall control notwithstanding any other provision of this Agreement the reallocation or adjustment of taxable income, taxable loss or items thereof by the Internal Revenue Service or any other taxing authority.

4.5.  Member Acknowledgment.  The Company’s income, gain, loss, deduction and other items determined for income tax purposes shall be allocated to the Members in the same proportions as the corresponding “book” items are allocated under the provisions of this ARTICLE 4.  The Members agree to be bound by the provisions of this ARTICLE 4 in reporting their shares of Company income, gain, loss, deduction and other items for income tax purposes.

ARTICLE 5

DISTRIBUTIONS

5.1.  Distributions.  Subject to Section 11.3.1, the Managing Member shall distribute such amount of Net Cash Flow at the times set forth in this Agreement as follows:

(i)  first, to the Members who advanced Company Loans, pro rata, in proportion to the aggregate amounts outstanding  as of such distribution, until all such Company Loans are paid in full;

(ii)  second, to the Members, pro rata, in proportion to their respective Percentage Interests, as may be adjusted pursuant to this Agreement, until Fannie Mae shall have received cumulative distributions under this Section 5.1 equal to Fannie Mae’s Target Amount; and

(iii)  finally, to the Members pro rata in proportion to their respective Final Sharing Ratios on the date of distribution.

Any distribution under this Section 5.1 will be subject to the right of setoff provided in Section 3.6.1, and a return of Additional Capital Contributions to a Contributing Member pursuant to Section 3.6.5 shall be made solely to such Contributing Member rather than pursuant to Section 5.1(i) or (ii).

5.2.  Timing.  Net Cash Flow shall be distributed quarterly during the term of the Company and except upon liquidation, all distributions shall be in cash or marketable securities.

5.3.  Distribution Limitation Under Act; Reserves.  Notwithstanding anything in this Agreement to the contrary, (a) the Company shall not make any distribution that would be prohibited under the Act, and (b) the Company shall not make any distribution of funds that are reasonably necessary to meet current or future Company costs and obligations.  Any amounts so reserved shall be invested in Permitted Investments pending the lawful distribution of such amounts or the use of such amounts to pay Company costs and other obligations of the Company.  Such reserves shall be released in such amounts and at such times as the Executive Committee determines.

ARTICLE 6

MANAGEMENT

6.1.  Executive Committee.  Except as otherwise expressly provided in this Agreement, the day-to-day business of the Company shall be managed by the Managing Member as more particularly set forth in Section 6.8 and the strategic business and affairs of the Company shall be vested in and controlled by a committee of persons appointed in writing pursuant to Section 6.2 (the “Executive Committee”).  Each person appointed by a Member to the Executive Committee shall act at the exclusive direction of, be the agent of and shall be free to represent the views and positions of such appointing Member.  No member of the Executive Committee shall have any fiduciary duties to any other member of the Executive Committee or to any Member of the Company or any third party other than the Member appointing such member of the Executive Committee.  Each Member shall make decisions in its sole discretion, and the members of the Executive Committee shall make decisions in accordance with the direction of their respective appointing Member.  The Executive Committee shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform (other than decisions in connection with the day-to-day operations and management of each Property which shall be reserved to the Managing Member to the extent set forth in Section 6.8.2), as fully as if all the Members were themselves making such decisions in lieu thereof.  All decisions made with respect to the management and control of the Company and approved by the Executive Committee (except for such decisions which by the express terms of this Agreement are either prohibited or require the approval of all Members) shall be binding on the Company and all Members.  The Executive Committee, in its sole discretion, may delegate certain functions and duties to the Managing Member pursuant to Section 6.3.  The Managing Member shall be responsible for performing, or for causing to be performed, all functions and duties delegated or otherwise as determined by the Executive Committee including the duties described in Section 6.8.

6.2.  Members of the Executive Committee.

6.2.1.  Membership.  The Executive Committee shall initially consist of four (4) members, two (2) of whom shall be appointed by Fannie Mae and two (2) of whom shall be appointed by the Managing Member.  The initial members of the Executive Committee appointed by Fannie Mae will be Richard Lawch and David Worley.  The initial members of the Executive Committee appointed by the Managing Member will be H. Eric Bolton and Simon R.C. Wadsworth.  In the event that a Contributing Member elects to remove a member of the Executive Committee appointed by a Non-Contributing Member pursuant to the provisions of Section 3.6.8, then the Executive Committee shall thereafter consist of three (3) members, two (2) of whom shall be appointed by the Contributing Member and one (1) of whom shall be appointed by the Non-Contributing Member.  Each Member may, by written notice to the other Member, remove any person appointed to the Executive Committee by such Member and appoint a substitute therefor; provided, however, that any new person appointed to the Executive Committee by any Member must be either a partner, member, officer, director or employee of such Member or of an Affiliate of such Member, or be approved by the members of the Executive Committee appointed by the other Member, such approval not to be unreasonably withheld, conditioned or delayed.  Any Member may, by written instrument and by delivering written notice to the members of the Executive Committee, delegate any or all of the duties of one or more of its representatives on the Executive Committee to (x) another of its representatives on the Executive Committee or to an alternate member named in such notice or (y) any employee of such Member or any of its Affiliates (and such delegate shall also be an agent of and operate at the sole discretion of the appointing Member), and any decisions or actions taken by such delegate shall be fully binding upon the Company and the Members as if taken by the member of the Executive Committee for whom such delegate was acting.

6.2.2.  Regular Meetings.  Regular meetings of the Executive Committee shall be held at such times and places as shall be designated from time to time by resolution of a majority of the members of the Executive Committee, provided the Executive Committee shall meet no less frequently than quarterly (with at least every other meeting to be held in person) and provided such regular meetings of the Executive Committee shall be as often as necessary or desirable to carry out its management functions.

6.2.3.  Special Meetings.  Special meetings of the Executive Committee may be called by or at the request of any Member.  The person or persons authorized to call the special meeting of the Executive Committee may select any reasonable place as the place for holding the special meeting of the Executive Committee or such meeting may be convened in accordance with Section 6.2.6.

6.2.4.  Notice of Meetings.  Notice of any meeting of the Executive Committee shall be given no fewer than five (5) Business Days and no more than twenty (20) Business Days prior to the date of the meeting.  Notices shall be delivered in the manner set forth in Section 13.6 hereof.  The attendance of a member of the Executive Committee at a meeting of the Executive Committee shall constitute a waiver of notice of such meeting, except where a member of the Executive Committee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Executive Committee need be specified in the notice or waiver of notice of such meeting.  Notice of any meeting may be waived by written instrument signed by one representative of each member of the Executive Committee.

6.2.5.  Quorum.  All of the members of the Executive Committee shall constitute a quorum for transaction of business at any meeting of the Executive Committee; provided that if less than all members of the Executive Committee are present at said meeting, a majority of the members of the Executive Committee present may adjourn the meeting at any time without further notice.  For purposes of this Section 6.2.5, a member of the Executive Committee shall be deemed present to the extent a representative of such member who holds the voting proxy of such member is present.  Voting proxies must be written, but such written proxy need only name the proxy and need not contain formal authorization for specific actions.  Provided that notice of a meeting has been given pursuant to Section 6.2.4 above, upon a change in the number of members of the Executive Committee pursuant to Section 3.6.8 then thereafter only a majority (in number) of the members of the Executive Committee (rather than all of the members of the Executive Committee) shall constitute a quorum for transaction of business at any meeting of the Executive Committee.

6.2.6.  Telephone Meetings.  The members of the Executive Committee may participate in and act at all meetings of the Executive Committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.  Participation in such meetings shall constitute attendance in person at the meeting of the person or persons so participating.

6.2.7.  Minutes.  A written record of all meetings of the Executive Committee and all decisions made by it shall be made by the Managing Member, as Secretary of the Executive Committee, and kept in the records of the Company and shall be delivered to each member of the Executive Committee within ten (10) Business Days after each meeting to be initialed or signed by each member of the Executive Committee; provided, however, that a member’s failure to initial or sign such minutes shall not affect or otherwise invalidate a previous properly approved decision of the Executive Committee.  The Managing Member shall prepare a proposed agenda for each meeting of the Executive Committee, and will distribute such agenda to each member of the Executive Committee at least a week in advance of any meeting.  The Executive Committee may amend such agenda as it sees fit.  Additionally, the Managing Member shall submit all materials and information as reasonably required by the members of the Executive Committee to evaluate all submissions for Major Decisions.

6.2.8.  No Compensation.  No member of the Executive Committee shall be entitled to receive any salary or any remuneration or expense reimbursement from the Company for his or her services as a member of the Executive Committee.

6.2.9.  Appointment of Agents.  The Executive Committee may, by resolution, designate one or more individuals as agents of the Company.  No agent need be a Member of the Company.  Each agent shall have the authority and shall perform the duties as designated by the Executive Committee from time to time.  Any agent appointed by the Executive Committee may be removed by the Executive Committee whenever in their judgment the best interests of the Company would be served.

6.2.10.  Engagement of Professionals.  The Executive Committee may, on behalf of the Company, employ, engage or retain any Person (including any Affiliate of any Member) to act as a broker, accountant, attorney, engineer or in such other capacity as the Executive Committee may determine is necessary or desirable in connection with the Company’s business, and the Managing Member and the members of the Executive Committee shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Person in the course of his or her professional engagement.

6.3.  Major Decisions.  The Executive Committee shall have the sole authority to authorize and approve any and all material matters pertaining to the Company’s business by an affirmative vote of a majority in number of the members of the Executive Committee at a properly called meeting at which a quorum under Section 6.2.5 is present, including, the following matters (each a “Major Decision”):

6.3.1.  Budget and Operating Plan.  The approval of any Budget and Operating Plan (or any other budget with respect to a Property or Project Subsidiary) and any amendments or modifications thereto (other than variances that are not considered material under Section 6.3.2);

6.3.2.  Operating Variances.  The incurring of any expense or incurring of any obligation by or on behalf of the Company that varies materially from the Budget and Operating Plan or entering into (or amending or modifying) any agreement which was not specifically included in the Budget and Operating Plan (for purposes of this Section 6.3.2, such a material variance shall be (A) expenses or obligations involving a line item that is in excess of the amount set forth in the Budget and Operating Plan for such expense or line item by more than $20,000.00, (B) expenses or obligations involving an amount for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular quarter or fiscal year related thereto exceeds the maximum expenditure amount provided in the Budget and Operating Plan for such particular transaction or series of transactions for such period by $20,000.00 for any line item, (C) expenses or obligations for the renovation or improvement of any Property in excess of $5,000.00 per residential unit for a particular Property, (D) in the case of any agreement proposed to be entered into, such agreement is not terminable (without penalty) by the Company on thirty (30) calendar days or less written notice to the other parties; provided, however, that this Section 6.3.2 shall not apply to expenses or obligations incurred or agreements entered into pursuant to or specifically included in the Budget and Operating Plan); however, if the Managing Member, in its commercially reasonable judgment, deems it necessary, the Managing Member may incur expenses in connection with an emergency to prevent injury to persons and material damage to property, so long as the Managing Member has (to the extent practicable considering the emergency in question) used reasonable commercial efforts to notify Fannie Mae prior to incurring any such expense and the amount of such expense does not exceed $50,000.00 for any single emergency; provided further that notwithstanding anything to the contrary in this Section 6.3.2, the approval of the Executive Committee shall not be required for a variance to a line item if the variance does not exceed $20,000.00.

6.3.3.  Reserves.  Any decision to establish and contribute to reserves, other than as required by lenders pursuant to properly approved financings or in accordance with any Budget and Operating Plan approved by the Executive Committee pursuant to this Agreement;

6.3.4.  Capital Calls.  Requests for Additional Capital Contributions in accordance with Section 3.2;

6.3.5.  Company Loans.  Requests for Company Loans in accordance with Section 3.3;

6.3.6.  Acquisitions.  The making of any decision to acquire any Property, committing to make or increase any non-refundable deposit in connection with the acquisition of any Property (or allowing any refundable deposit to become non-refundable), the execution and delivery of any agreement, contract, binding letter of intent or other document or instrument (an “Acquisition Contract”) to purchase any Property, the taking of any material action required or permitted to be taken under an Acquisition Contract to close or proceed to close the purchase of any Property pursuant to an Acquisition Contract, any assignment (in whole or in part) of any Acquisition Contract (other than an assignment pursuant to Section 3.6.4), the taking of any action required or permitted to be taken with respect to the assignment of an Acquisition Contract (including approval of proposed third party costs in connection with any due diligence and closing costs, and approval of structural/engineering and environmental reports, in each case prior to closing) or any decision to terminate any Acquisition Contract, provided that the Managing Member may execute and deliver an Acquisition Contract to purchase any Property and pay a deposit with respect thereto so long as such Acquisition Contract is expressly conditioned on approval of the Executive Committee and such deposit is fully refundable if Executive Committee approval is not obtained; and provided, further, that to the extent the Executive Committee has previously approved the acquisition of a Property and subsequent to such approval all of the members of the Executive Committee appointed by a particular Member elect not to approve the closing of such Property acquisition, the Member whose appointed Executive Committee members actually approve of such closing shall have the right to close on such Property acquisition in its separate capacity, provided that such Member expressly assumes or causes the assumption in writing of all of the Company obligations with respect to such property acquisition, indemnifying the Company from all claims arising with respect to such property acquisition, releases the applicable Member from all claims in connection with such decision not to close and reimburses the Company for any costs expended by the Company in connection with the acquisition of such Property and pays to the non-acquiring Member its actual out-of-pocket costs incurred in connection with such Acquisition Contract up to $25,000.00;

6.3.7.  Construction Budget.  Any Construction Budget in connection with any Acquisition Contract, and all variances to any line item thereof in excess of $25,000.00;

6.3.8.  Property Development.  The making of any decision to renovate or construct any improvements upon any Property, the execution and delivery of any document, agreement or instrument implementing, evidencing or relating to any such decision or action (including any development or construction contract or any document relating to the financing thereof, and the amount of any development or construction management fee and the parties to share in such fees, and including any architectural or engineering agreement and material service contracts), and the expenditure of any funds in connection with any such activity;

6.3.9.  Improvements.  Any restructuring, improvement, rehabilitation, alteration, repair or construction of any Property or any property of the Company; provided, however, that the Managing Member may make any repairs necessary in the event of an emergency subject to the limitations set forth in Section 6.3.2 without the necessity of obtaining the approval of the Executive Committee;

6.3.10.  Capital Expenditures.  Any capital expenditures in an amount in excess of $10,000.00; provided, however, the limitation in this Section 6.3.10 shall not apply to capital expenditures provided for in the then current Budget and Operating Plan (or any current budget with respect to a Property or Project Subsidiary) which has been properly approved by the Executive Committee;

6.3.11.  Contracts.  The entering into, amendment, modification, extension or termination of any construction contract, development agreement, construction management or development management agreement, or property management or leasing agreement or any other material agreement with regard to the Company or a Property;

6.3.12.  Subsidiary Entities.  The making of any decision and the implementing of any decision to form a Project Subsidiary or any other subsidiary entity and to assign, transfer or convey all or any portion of a Property or any other asset or property or the rights to acquire a Property or any other asset or property to the Project Subsidiary or other subsidiary entity and the execution and delivery of any documents, agreements or instruments implementing, evidencing or relating to any such decision or action (including any organizational documents relating to any Project Subsidiary or other subsidiary entity, and all amendments or modifications to such organizational documents);

6.3.13.  Professional Services.  Engaging accountants, auditors, attorneys, brokers, engineers or other similar type of service professionals on behalf of the Company;

6.3.14.  Non-Standard Leases.  Any lease of any space within a Property or any amendment or modification thereto, which is not in accordance with the leasing guidelines included in the Budget and Operating Plan, or any termination thereof (other than termination of residential leases in the ordinary course of business);

6.3.15.  Sales or Placement Agents.  The engagement of any sales or placement agent or broker not expressly permitted hereunder for the acquisition, disposition, financing or refinancing of a Property;

6.3.16.  Overhead.  Determining the amount of overhead and other reimbursements, if any, or any salary, compensation or other remuneration payable to any Member, any member of the Executive Committee or any of their Affiliates pursuant to the terms hereof or any separate agreement between the Company and a Member, any member of the Executive Committee or any of their Affiliates;

6.3.17.  Legal Proceedings.  The institution of any legal proceedings in the name of the Company or any Project Subsidiary, settlement of any legal proceedings against the Company or any Project Subsidiary and confession of any judgment against the Company or any Project Subsidiary or any property of the Company (other than eviction and termination proceedings in respect of tenant leases and other nonmaterial legal proceedings for the collection of amounts due and owing to the Company from third parties and tenants undertaken in the ordinary course of business);

6.3.18.  Tax Elections.  The making of all material tax elections, determinations and other decisions under the Code and any decision to settle or compromise any matter raised by the Internal Revenue Service;

6.3.19.  Company Term; Investment Period; Permitted Investments.  The making of any decision to extend the term of the Company, as provided in Section 2.4, or extend the Investment Period or invest in Property that does not satisfy the Investment Criteria, as provided in Section 2.7;

6.3.20.  Causing Project Subsidiary to Undertake Major Decisions.  Causing or consenting to any Project Subsidiary undertaking any action that if undertaken by the Company would be a Major Decision;

6.3.21.  Amendment.  The making of any amendments or modifications of or supplements to any instrument, agreement or other document otherwise requiring the consent of the Executive Committee;

6.3.22.  Restoration.  Any decision not to rebuild or restore a Property following any casualty or condemnation;

6.3.23.  Insurance.  Canceling, suspending or materially modifying the insurance coverage as shown on Exhibit G; or

6.3.24.  Others.  Any other act for which this Agreement requires the vote or consent of the Executive Committee or the approval, determination, consent, adoption, ratification, or any other action expressly reserved to the Executive Committee under this Agreement, including any modification, amendment, or renewal of any matter previously requiring the approval of the Executive Committee.

6.4.  Negative Covenants.  The Company shall not:

6.4.1.  Distributions.  Make any Distributions other than in accordance with Section 5.2;

6.4.2.  Possession or Use of Company Property.  Permit the possession or use of a Property, a Project Subsidiary or any other Company asset for other than Company purposes;

6.4.3.  Loans and Guarantees.  Except as permitted by Section 6.5.1, incur any liabilities or obligations with regard to any debt or loan guaranties, letters of credit, hedge or hedging agreements, completion guaranties or any contractual liability in excess of amounts set forth in the then current Budget and Operating Plan (or any current budget with respect to a Property or Project Subsidiary) which has been properly approved by the Executive Committee, or any similar contingent liabilities or lending money to any Person;

6.4.4.  Affiliate Transactions.  Enter into or consummate any transaction or arrangement with any Member or any Affiliate of any Member, or any other transaction involving an actual or potential conflict of interest, other than a Property Management Agreement or credit enhancements provided by Fannie Mae;

6.4.5.  Bankruptcy.  File any voluntary petition in bankruptcy on behalf of the Company or any Project Subsidiary, consent to the filing of any involuntary petition in bankruptcy against the Company or any Project Subsidiary, file any petition seeking, or the consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Project Subsidiary or a substantial part of their respective property,  make of any assignment for the benefit of creditors, admit in writing the Company’s or any Project Subsidiary’s inability to pay its debts generally as they become due or take any action by the Company or any Project Subsidiary in furtherance of any such action;

6.4.6.  Merger.  Except as otherwise permitted in this Agreement, enter into any agreement or contract for, or consummate, any merger, consolidation, recapitalization, reorganization, reconstitution or any similar rearrangement of the Company, any Project Subsidiary, any Property or any of the Company’s or any Project Subsidiary’s equity, assets or liabilities;

6.4.7.  Dissolution or Distributions in Kind.  Except as otherwise permitted in this Agreement, make any decision to dissolve, wind-up and terminate the Company or to distribute any property of the Company to the Members in kind; or

6.4.8.  Causing Project Subsidiary to Undertake Prohibited Actions.  Cause or consent to any Project Subsidiary undertaking any action that if undertaken by the Company would be prohibited by this Section 6.4.

6.5.  Conditionally Permitted Actions.  Subject to strict compliance with the parameters set forth below, the Executive Committee shall have the power to cause the Company to enter into any transaction listed below and no member of the Executive Committee shall unreasonably withhold, condition or delay their consent to any transaction that is in strict compliance with the provisions contained in this Section 6.5:

6.5.1.  Financings.  Any financing, refinancing or securitization of any Property or any Project Subsidiary and the use of any proceeds thereof, including construction, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided (a) the Pro-Forma Debt Service Coverage Ratio is greater than 1.2-to-1; (b) the Pro-Forma Loan to Value Ratio does not exceed 65%; (c) such financing, refinancing or securitization is non-recourse to the Members and does not provide for the payment of any fees to Affiliates of the Members; and (d) no guarantees or credit enhancements shall be required from any Member or its Affiliates without such party’s consent; or

6.5.2.  Sales.

6.5.2.1.  Any sale, assignment, transfer or other disposition (including grants of rights of first refusal) of all or any part of a Property or a Project Subsidiary; provided (a) the Lockout Period has expired and (b) that the sale, assignment, transfer or other disposition is (i) a bona fide sale to a non-Affiliated third party, (ii) for Fair Market Value, (iii) an all cash sale, (iv) on an “as is, where is” basis, (v) provides an IRR of at least 16% with an equity multiple of at least 1.25; or

6.5.2.2  Any sale, assignment, transfer or other disposition of all or any part of a Property or a Project Subsidiary, provided that (a) the Property or Project Subsidiary has failed to satisfy its acquisition pro-forma financial results or budgeted operating results for eight (8) consecutive quarterly periods; (b) the sale, assignment, transfer or other disposition is (i) a bona fide sale to a non-Affiliated third party; (ii) at a price that at least one Member is willing to accept; (iii) an all cash sale; (iv) for Fair Market Value and (v) on an “as is, where is” basis.

6.6.  Managing Member Powers.  Subject to the limitations contained in this ARTICLE 6 and the other terms of this Agreement and the limitations imposed by law, the Managing Member shall have all of the same powers as a managing member of a limited liability company under the laws of the State of Delaware.

6.7.  Actions Requiring Unanimous Consent.  Notwithstanding the powers of the Managing Member or the Executive Committee set forth in this ARTICLE 6, without the consent of all of the Members, neither the Managing Member nor the Executive Committee shall have the right or power to do any of the following:

6.7.1.  Contravene Agreement.  Perform any act in contravention of this Agreement, or any amendment hereto;

6.7.2.  Impossibility of Business.  Perform any act, other than to sell, lease, exchange, transfer, mortgage or convey all or substantially all of the Company’s assets with the approval of the Executive Committee or as provided in ARTICLE 11, which would make it impossible to carry on the ordinary business of the Company;

6.7.3.  Purposes.  Change the nature of the business conducted by the Company or its purposes as described in Section 2.6 hereof;

6.7.4.  Membership.  Permit a Member to resign, withdraw or retire from the Company; or

6.7.5.  Employees.  Hire any employees of the Company.

6.8.  Managing Member Duties.

6.8.1.  General Duties.  The Managing Member, acting as a fiduciary of the Company, shall perform and carry out the day-to-day business of the Company and the duties and other actions reasonably necessary to implement the Major Decisions and the Budget and Operating Plan, pursuant to the terms of this Agreement, in each case in accordance with MAA’s normal standards and procedures in connection with maintaining and operating a Property; provided that such standards and procedures shall be at or above the standards of care required of prudent and experienced third-party owners and operators of multifamily apartment communities.  The Managing Member’s duties, subject to any limitations contained in this ARTICLE 6, shall include (i) using its reasonable best efforts to generate an acquisition pipeline for Properties, (ii) coordinating and reporting such information to the Executive Committee, (iii) initiating due diligence (in accordance with the form of Due Diligence and Closing Checklist attached hereto as Exhibit D) and qualifying a Property, as a condition to Executive Committee approval of an Acquisition Contract, (iv) creating a pro forma, determining the pricing and conducting negotiations in connection with the acquisition of a Property pursuant to a purchase and sale agreement in a form as approved by the Executive Committee, (v) forming, to the extent necessary in connection with a Property acquisition, a Project Subsidiary where such Project Subsidiary’s operating agreement shall be in a form substantially similar to Exhibit E attached hereto, (vi) conducting the day-to-day operations of the Company and each Project Subsidiary in compliance with the Budget and Operating Plan as may be varied pursuant to Section 6.3.2 and such other guidelines as shall be adopted by the Executive Committee, (vii) carrying out all decisions and resolutions of the Executive Committee, and (viii) using its reasonable best efforts to obtain an appropriate credit facility with a structure consistent with Section 6.5.1.  Subject to the limitations set forth in this Agreement, the Managing Member, on behalf of the Company, shall have the power and authority to enter into contracts and leases on behalf of the Company in connection with the operation of any Property or Project Subsidiary held by the Company in accordance with any current Budget and Operating Plan and Construction Budget approved by the Executive Committee, and to make Expenditures as are required to implement the decisions of the Executive Committee.  Unless expressly and specifically provided for in this Agreement, a Property Management Agreement or in a Budget and Operating Plan approved by the Executive Committee, the Managing Member shall not be entitled to reimbursement for any indirect costs or for any direct or indirect overhead, and the Managing Member shall not be entitled to receive any other fees or compensation in respect of its activities as the Managing Member.

6.8.2.  Day to Day Management.  In addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall oversee the operations and management on a day-to-day basis of each Property in accordance with the applicable budget and Construction Budget, if applicable, for such Property, including oversight of property management, leasing, consulting, development, disposition and tenant services.  In addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall, subject to the limitations set forth in this ARTICLE 6 and the availability of adequate funds therefor in the Budget and Operating Plan and from Receipts or other Company sources:  (i) prepare all communications with all relevant third parties; (ii) use its best efforts to cause the Company, Project Subsidiaries, and all third parties acting on behalf of either at all times to perform and comply with the provisions (including any provisions requiring the expenditure of funds by the Company) of all applicable laws, regulations and other governmental requirements, including the Fair Housing Act and the Americans With Disabilities Act of 1981, as amended, and of any loan commitment, agreement, mortgage, lease, or other contract, instrument or agreement to which the Company or a Project Subsidiary is a party or which affects any Company asset or the operation thereof; (iii) cause the Company and the Project Subsidiaries to pay in a timely manner all non-disputed operating expenses of the Company and the Project Subsidiaries in accordance with the terms of the Budget and Operating Plan; (iv) cause the Company and the Project Subsidiaries to the extent available, to obtain and maintain insurance coverage on Properties as required by the Executive Committee and use its commercially reasonable efforts to cause the Company and the Project Subsidiaries to pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Properties (provided that if the Executive Committee requires that the Company maintain insurance as part of MAA’s blanket policy, the Company’s allocable share of deductions and premiums under such insurance policy shall be as set forth in the Budget and Operating Plan, the applicable budget for the Property; (v) deliver to the other Members promptly upon the receipt or sending thereof, copies of all material notices, reports and communications between the Company or the Project Subsidiaries and any governmental agencies, neighboring property owners, community groups and other relevant third parties, and material notices, reports, and communications from any tenant under any lease or any borrower under any mortgage loan or any holder of a mortgage affecting all or any portion of any Company assets, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person; (vi) cause the Company and the Project Subsidiaries to deposit all Receipts into a separate account established and maintained by the Managing Member in the name of the Company or a Project Subsidiary, and not commingle those receipts with any other funds or accounts of the Managing Member or its Affiliates; (vii) if the Managing Member subcontracts with third parties or any of its Affiliates for the performance of any of the services to be performed by the Managing Member, or otherwise with respect to the Company or the Project Subsidiaries, then the Managing Member shall supervise and oversee the performance of the services performed by such third parties or Affiliates; (viii) execute and deliver agreements, certificates, permit applications and similar documents (in the name of the Company or Project Subsidiaries, as applicable) which are necessary to obtain loans, as well as manage any approved financing or refinancing; (ix) execute and deliver all zoning requests, land use applications, permit applications and other similar documents related to the renovation of the Properties; and (x) keep the Executive Committee fully informed as to any material developments concerning the Properties and any ancillary matters related thereto. The Managing Member shall not be obligated to make any expenditures or advance any funds on behalf of the Company or a Project Subsidiary except from the accounts of funds of the Company or a Project Subsidiary.  In addition, the Managing Member shall not, (unless previously approved or specifically provided for in the Budget and Operating Plan, the budget for a Property or in this Agreement) approve, authorize, make or implement a Major Decision without the requisite approvals as set forth therein.  Unless determined otherwise by the Executive Committee, the Managing Member may delegate to a property manager pursuant to a Property Management Agreement substantially all of the duties under this Section 6.8.2 with respect to a particular Property to be performed instead under Property Management Agreements.

6.8.3.  Construction Management of Renovation of Properties.  The Managing Member shall include in any Construction Budget for the renovation or restoration of a Property a contingency equal to ten percent (10%) of hard costs of construction.  Without the express written agreement of Fannie Mae, all costs of any such renovation or restoration of a Property shall be funded by Additional Capital Contributions, except to the extent such costs are the responsibility of the Managing Member under Section 6.11.4 below.  The Managing Member shall be responsible for all construction management services and duties described on Exhibit L.

6.9.  Removal of MAA as the Managing Member.

6.9.1.  Removal Right.  At any time, from and after the earlier to occur of (i) May 9, 2015 or (ii) the date on which a Purchase Event shall have occurred with respect to MAA, Fannie Mae may give written notice to MAA of Fannie Mae’s intent to remove MAA as the Managing Member.  Upon receipt of such notice, MAA shall have a period of ten (10) days to elect to purchase Fannie Mae’s Interest pursuant to Section 6.9.2 and ARTICLE 8.  If MAA does not elect to purchase Fannie Mae’s Interest within such ten (10) day period, then MAA shall be deemed to be removed as the Managing Member at the end of such ten (10) day period.  If MAA elects to purchase Fannie Mae’s Interest within such ten (10) day period, MAA shall not be removed as the Managing Member for so long as it complies with the provisions of Section 6.9.2 and ARTICLE 8, and Fannie Mae shall have the right to immediately remove MAA as the Managing Member if MAA fails to so comply.

          6.9.2   Exercise of Purchase Right.  Upon receipt of Fannie Mae’s notice of intent to terminate MAA as the Managing Member pursuant to Section 6.9.1, MAA shall have a period of ten (10) days during which to notify Fannie Mae that MAA has elected to purchase Fannie Mae’s Interest in accordance with the provisions of ARTICLE 8, modified as follows: (i) the Escrow Fund shall be equal to ten percent (10%) of the Offeree Value; (ii) the closing of such purchase shall take place on the date that is sixty (60) days after agreement by the parties on the purchase price for Fannie Mae’s Interest; (iii) the determination of value should be made as of the time prior to the events giving rise to the removal of MAA; and (iv) during the period of the pendency of the purchase, the Executive Committee shall not vote on any Major Decisions, provided however, that any Major Decisions approved by the Executive Committee prior to the exercise by MAA of its right to purchase Fannie Mae’s Interest may be effectuated in the ordinary course.

6.9.3.  Admission of New Managing Member.  Upon the effectiveness of the removal of MAA as the Managing Member pursuant to Section 6.9.1, Fannie Mae shall designate and admit to the Company (and MAA does hereby consent to such designation and admission) a new member as the Managing Member. The new managing member shall acquire a Percentage Interest not to exceed 0.01% and a Final Sharing Ratio not to exceed 0.015% which shall be taken proportionately from the Percentage Interests and Final Sharing Ratios of all Members, provided that Fannie Mae may give such new managing member a greater Percentage Interest from its own Interest.

6.10  Members.  Except as set forth in this Section 6.10, no Member, in its capacity as Member (other than the Managing Member), may act for or bind the Company or participate in the general management, conduct or control of the Company’s business or affairs.  Notwithstanding the foregoing, Fannie Mae may at any time direct the Managing Member to terminate any Related Agreement (including any Property Management Agreement) between the Company or a Project Subsidiary and the Managing Member or an Affiliate thereof.  The failure of the Managing Member to terminate any Related Agreement upon the direction of Fannie Mae pursuant to this Section 6.10 shall be a material breach hereof by the Managing Member.  To the extent the Managing Member does not terminate any Related Agreement upon the direction of Fannie Mae as provided above, any Executive Committee Member appointed by Fannie Mae may terminate such Related Party Agreement on behalf of the Company.  The termination of a Property Management Agreement pursuant to this Section 6.10 with respect to a specific property will result in a Property Buy-Sell Event with respect to such Property pursuant to Section 8.5.

6.11.  Company Expenses.

6.11.1.  General.  To the extent previously approved in writing by the Executive Committee or set forth in the approved Budget and Operating Plan, all third-party out-of-pocket costs and expenses incurred by any of the Members or their respective Affiliates individually and associated with the formation of the Company (including costs and expenses associated with or related to the negotiation and execution of this Agreement) shall be paid or reimbursed by the Company.  Except as otherwise provided in this Agreement and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon and operating a Property, including costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company.  In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment has been approved by the Executive Committee or is expressly authorized in this Agreement or the appropriate Budget and Operating Plan.

6.11.2.  Acquisition Costs.  The Company shall be responsible for all third party costs in connection with the acquisition of a Property (provided that such Property acquisition has been approved by the Executive Committee or such costs have otherwise been approved by the Executive Committee in a due diligence budget) including normal brokerage costs (including fees payable to Memphis Commercial Group) and related transaction costs. Notwithstanding anything herein to the contrary, the Managing Member may cause the Company to incur costs not to exceed $20,000.00 (or may expend up to $20,000.00 of the Managing Member's own funds) to pay third party costs associated with the due diligence of a particular Property acquisition prior to Executive Committee approval thereof.  If the Managing Member expends its own funds pursuant to the preceding sentence, such amounts shall be a loan or advance and not a Capital Contribution and shall be repaid by the Company as soon as practicable.

6.11.3.  Fair Housing Act/Americans With Disabilities Act.  Notwithstanding anything herein to the contrary, MAA shall advance or reimburse a Project Subsidiary and/or the Company, as the case may be, from its own resources, for all capital and/or operating expenditures incurred by such Project Subsidiary or Company in order to comply with the Fair Housing Act and/or Americans With Disabilities Act of 1981, as amended, to the extent such expenditures are not expressly included in the Budget and Operating Plan; provided that such expenditures do not arise from a legislative amendment to such Fair Housing Act and/or Americans With Disabilities Act of 1981, as amended, or the regulations promulgated pursuant thereto, first enacted after the date the applicable Property is acquired by a Project Subsidiary or the Company.  Any reimbursement to the Company shall include interest on funds advanced by the Company (or Project Subsidiary) at the rate of thirteen percent (13%) per annum, compounded monthly.  MAA’s Percentage Interest or Final Sharing Ratio shall not be adjusted based on any such funds so advanced or reimbursed by MAA.  Failure to comply with the first sentence hereof shall be a material breach of this Agreement.

6.11.4.  Cost Overruns.  Notwithstanding anything herein to the contrary, for any Property on which MAA or an Affiliate thereof is entitled to a Construction Management Fee pursuant to Section 6.13 hereof, MAA shall advance or reimburse a Project Subsidiary or the Company, as the case may be, for all hard and soft costs and expenditures incurred by such Project Subsidiary or Company in connection with the renovation of the applicable Property to the extent such hard and soft costs of such renovation exceed the amounts set forth for all renovation costs in the applicable Construction Budget including contingencies approved by the Executive Committee except and unless such cost overruns are the result of Force Majeure.  Any reimbursement to the Company shall include interest on funds advanced by the Company (or Project Subsidiary) at the rate of thirteen percent (13%) per annum, compounded monthly.  MAA’s Percentage Interest or Final Sharing Ratio shall not be adjusted based on any such funds so advanced or reimbursed by MAA.  The failure to comply with the first sentence hereof shall be a material breach of this Agreement.

6.12.  Liability of Members.

6.12.1.  Exculpation.

6.12.1.1.  Exculpation of Fannie Mae and Members of Executive Committee.  Neither Fannie Mae nor any member of the Executive Committee appointed by Fannie Mae, general or limited partner, member, manager, shareholder or other holder of an equity interest in Fannie Mae, or officer, director or employee of any of the foregoing or any of their Affiliates (collectively, the “Fannie Mae Indemnitees”), shall be liable to the Company, any Project Subsidiary or any other Member for monetary damages for any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs (including any action or omission constituting a breach of any fiduciary duty, but excluding a failure of Fannie Mae to make an Additional Capital Contribution for which the exclusive remedies are set forth in Section 3.6 hereof); provided, that such act or omission was taken in good faith, within the scope of authority granted to such Fannie Mae Indemnitees and was not attributable in whole or in part to such Fannie Mae Indemnitee’s fraud, bad faith or willful misconduct.

6.12.1.2.  Exculpation of the Managing Member.  Subject to Section 6.9.1, neither the Managing Member nor any of its general or limited partners, members, managers, shareholders or other holders of an equity interest in the Managing Member, or officer, director or employee of any of the foregoing or any of their Affiliates (collectively, the “Managing Member Indemnitees”), shall be liable to the Company, Project Subsidiary or any other Member for monetary damages for any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs (other than a failure of the Managing Member to make an Additional Capital Contribution for which the exclusive remedies are set forth in Section 3.6 hereof); provided that such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company, was within the scope of authority granted to such Managing Member Indemnitee and was in compliance with the standard of conduct set forth in Section 6.8.1.

6.12.1.3.      Exculpation of Members of Executive Committee Appointed by the Managing Member.  No member of the Executive Committee appointed by the Managing Member shall be liable to the Company, any Project Subsidiary or any other Member for monetary damages for any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs, including any action or omission constituting a breach of any fiduciary duty; provided that such act or omission was taken in good faith, within the scope of authority granted to such member of the Executive Committee and was not attributable in whole or in part to such member of the Executive Committee's fraud, bad faith or willful misconduct.

6.12.1.4.  Limitation on Personal Liability.  No general or limited partner of any Member, member of the Executive Committee or member, shareholder or other holder of an equity interest in any such Member or officer, director or employee of any of the foregoing or any of their Affiliates shall be personally liable for the performance by any such Member of its respective obligations under this Agreement, but the foregoing shall not relieve any Person from its obligations to such Member or member of the Executive Committee.  No limitation on liability as set forth in this Section 6.10.1.4 shall be a limitation on liability from one Member to another Member as is otherwise expressly provided for in this Agreement.

6.12.1.5.  Votes by Executive Committee.  The way in which a vote was cast by a member of the Executive Committee on behalf of the Member appointing such member of the Executive Committee shall not be a basis to deny exculpation of such member of the Executive Committee or such Member.

6.12.2.  Indemnification.

6.12.2.1.  Indemnification of Fannie Mae Indemnitees.  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Fannie Mae Indemnitee against any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by such Fannie Mae Indemnitee and arising out of or in connection with this Agreement or the Company’s business or affairs (other than a failure of Fannie Mae to make an Additional Capital Contribution for which the exclusive remedies are set forth in Section 3.6 hereof); provided that such act or omission was taken in good faith, within the scope of authority granted to such Fannie Mae Indemnitees or was not attributable in whole or in part to such Fannie Mae Indemnitee’s fraud, bad faith, willful misconduct or material breach of this Agreement.

6.12.2.2.  Indemnification of the Managing Member Indemnitees.  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Managing Member Indemnitee against any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by such Managing Member Indemnitee and arising out of or in connection with this Agreement or the Company’s business or affairs (other than a failure of the Managing Member to make an Additional Capital Contribution for which the exclusive remedies are set forth in Section 3.6 hereof); provided that such act or omission was taken in good faith and not attributable in whole or in part to such Managing Member Indemnitee’s fraud, bad faith, willful misconduct, material breach of this Agreement, or breach of fiduciary duty, was reasonably believed by the applicable Managing Member Indemnitee to be in the best interests of the Company, was within the scope of authority granted to the Managing Member Indemnitee and was in compliance with the standard of conduct set forth in Section 6.8.1

6.12.2.3.  Indemnification of Executive Committee Members Appointed by the Managing Member.  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each member of the Executive Committee appointed by the Managing Member against any losses, claims, damages or liabilities arising from or incidental to any act performed or omitted by such member of the Executive Committee and arising out of or in connection with this Agreement or the Company’s business or affairs, including any action or omission constituting a breach of any fiduciary duty; provided, however, that such act or omission was taken in good faith, within the scope of authority granted to such member of the Executive Committee and was not attributable in whole or in part to such member of the Executive Committee's fraud, bad faith or willful misconduct.

6.12.2.4.  Reimbursement of Expenses; Contribution.  If any Fannie Mae Indemnitee, member of the Executive Committee appointed by the Managing Member or any Managing Member Indemnitee (collectively, the “Indemnitees”) becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Indemnitee for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that such Indemnitee shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnitee was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation.  If for any reason indemnification required by this Section 6.12.2 is unavailable to an Indemnitee, or insufficient to hold it harmless, then the Company, as determined by the Executive Committee, shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnitee on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.  Any indemnity under Sections 6.12.2.1, 6.12.2.2, 6.12.2.3, or 6.12.2.4 shall be sought to be paid first out of the proceeds of insurance maintained by the Company, but to the extent such insurance proceeds are not received for any reason including delay or denial of coverage, the Company shall advance funds for such indemnification and be reimbursed by the proceeds of any insurance received after such payment, and thereafter shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member, and in no event will any Member be required to contribute additional capital to the Company under any provision of this Agreement including Section 3.2, to enable the Company to satisfy any obligation under Sections 6.12.2.1, 6.12.2.2, 6.12.2.3 or 6.12.2.4.

6.12.2.5.  Indemnification of the Company and the Managing Member.  The Company and the Managing Member (collectively, the “Company Indemnitees”) shall be indemnified, defended and held harmless by Fannie Mae against any losses, claims, damages or liabilities arising out of or incidental to (1) any act performed or omitted by a Fannie Mae Indemnitee and arising out of or in connection with this Agreement that (A) is not performed in good faith, (B) is not within the scope of authority conferred upon such Fannie Mae Indemnitee or (C) constitutes fraud, bad faith, willful misconduct, or a material breach of this Agreement, or (2) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the Company’s Property, which breach was the result of information or matters provided to the Company by Fannie Mae Indemnitees.

                     6.12.2.6.    Indemnification of the Company and Fannie Mae by the Managing Member.  The Company and Fannie Mae shall be indemnified, defended and held harmless by the Managing Member against any losses, claims, damages or liabilities arising out of or incidental to (1) any act performed or omitted by a Managing Member Indemnitee or a member of the Executive Committee appointed by the Managing Member and arising out of or in connection with this Agreement that (A) is not performed in good faith, (B) is not reasonably believed by the Managing Member Indemnitee or such member of the Executive Committee appointed by the Managing Member to be in the best interests of the Company, (C) is not within the scope of authority conferred upon the Managing Member Indemnitee or such member of the Executive Committee appointed by the Managing Member or (D) constitutes a violation of the standard of conduct set forth in Section 6.8.1 as to the Managing Member or constitutes fraud, bad faith or willful misconduct as applied to a member of the Executive Committee appointed by the Managing Member or a material breach of this Agreement or any Related Agreement, or (2) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the Company’s Property, which breach was the result of information or matters provided to the Company by the Managing Member or member of the Executive Committee appointed by the Managing Member.

6.12.2.7.  Votes by Executive Committee.  The way in which a vote was cast by a member of the Executive Committee on behalf of the Member appointing such member of the Executive Committee shall not be a basis to deny indemnification of such member of the Executive Committee or such Member.

6.12.2.8.  Survival of Indemnification.  The provisions of this Section 6.12.2 shall survive for a period of three (3) years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company, the Managing Member and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 6.12.2 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved and the associated indemnity obligation (if any) is finally satisfied.

6.12.3.  Indemnification of Successors.  Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 6.12 shall inure to the benefit of each Indemnitee, the Company and their respective Affiliates and their respective directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons

6.13.  Fees.  The Company shall pay the following fees:

6.13.1.  Management Fee.  The Company or any Project Subsidiary shall pay management fees pursuant to the terms of a Property Management Agreement.

6.13.2.  Asset Management.  Subject to Section 3.6.1, an annual asset management fee to the Managing Member equal to one percent (1%) of all Capital Contributions other than Additional Capital Contributions made by a Contributing Member on account of a Non-Contributing Member’s Failed Contribution under Section 3.6.2 if the Managing Member was the Non-Contributing Member (the “3.6.2 Contribution”).  Such fee shall be paid on the first day of each calendar quarter based on the average outstanding daily balance of the unreturned Capital Contributions of the Members, other than any 3.6.2 Contribution, for the preceding calendar quarter.

6.13.3.  Construction Management.  Subject to Section 3.6.1, a construction management fee to the Managing Member equal to ten percent (10%) of hard costs as described on the form of Construction Budget attached hereto as Exhibit M for all renovation costs in excess of $5,000 per unit on a particular Property approved by the Executive Committee.  Such fee shall be paid monthly based on the hard costs incurred during the preceding month and commencing after the issuance of a building permit or on such other date selected by the Executive Committee.

6.13.4.  Acquisition Fee.  Subject to Section 3.6.1, an acquisition fee equal to twenty-five thousand dollars ($25,000.00) to Fannie Mae and an acquisition fee equal to twenty-five thousand dollars ($25,000.00) to the Managing Member at the time of closing of an acquisition of a Property.

6.14.  Memphis Commercial Group.  The Executive Committee is hereby authorized to approve a written brokerage agreement with Memphis Commercial Group on the terms set forth therein as are satisfactory to the members of the Executive Committee.

6.15.  Property Management Agreement.  The Company shall enter into a Property Management Agreement with MAA in substantially the form attached hereto as Exhibit B with respect to each Property.  The Managing Member shall not be entitled to any compensation for serving as the managing member of any Project Subsidiary, although it shall be entitled to a management fee as set forth in such Property Management Agreement.

ARTICLE 2

PURCHASE AND PUT OPTIONS

7.1.  Purchase Events.  In the event that any of the following (each a “Purchase Event”) shall have occurred to or in respect of a Member (the “Seller”), the other Members that are not the Seller or Affiliates of the Seller (as they may agree among themselves or in proportion to their Percentage Interests if there is no agreement among such Members) (the “Buyer”) shall have the continuing right for the period of time set forth in Section 7.2, but not the obligation (the “Purchase Option”), to purchase the entire Company interest of the Seller including all debts and obligations of the Company owing to the Seller (the “Purchase Interest”) in an amount due and payable as determined below.  Unless and until this Section 7.1 has been modified to provide that the actions of an Affiliate of the Managing Member can form the basis for a Purchase Event as enumerated herein, the Managing Member hereby agrees not to cause or permit the Company or the Managing Member to enter into any agreement in any way pertaining to the purpose of the Company with an Affiliate of the Managing Member or MAAC; provided that this limitation shall not prevent the Company from entering into the Property Management Agreements with the Managing Member.

7.1.1.  Withdrawal.  Any withdrawal or retirement from the Company by the Seller, other than in connection with a permitted assignment hereunder;

7.1.2.  Bankruptcy.  The Seller shall make an assignment for the benefit of creditors, commence (as the debtor) a case in bankruptcy, or commence (as the debtor) any proceeding under any other insolvency law;

7.1.3.  Involuntary Bankruptcy.  A case in bankruptcy or any other proceeding under any other insolvency law is commenced against the Seller (as the debtor) and is consented to by the Seller or remains undismissed for ninety (90) days, or the Seller consents to or admits the material allegations against it in any such case or proceeding;

7.1.4.  Trustee Appointment.  A trustee, receiver, agent, liquidator or sequestrator (however named) is appointed or authorized to take charge of all or substantially all of the property of the Seller for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors and such appointment or authorization is consented to by the Seller or is not overturned within ninety (90) days;

7.1.5.  Failure to Pay Debts.  The Seller shall fail generally to pay its debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against it or all or substantially all of its property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy;

7.1.6.  Failure to Perform Obligations.  (a) The Seller shall fail to perform any of its material obligations under this Agreement or any Related Agreement including the obligation to contribute Additional Capital Contributions under Section 3.2, or to the extent the Seller is the Managing Member, taking any action on behalf of the Company with respect to Major Decisions specifically set forth in Section 6.3 without the requisite approval under this Agreement or not taking any action on behalf of the Company with respect to Major Decisions specifically set forth in Section 6.3 that are properly approved by the Executive Committee, and such failure continues for a period of (i) ten (10) consecutive days if the obligation involves the payment of money, including the making of an Additional Capital Contribution or (ii) thirty (30) consecutive days after written notice from the Buyer or the Company to the Seller if the obligation involves performance and not the payment of money, other than obligations referenced in the remaining subsections of this Section 7.1 or (b) the Managing Member or any of its Affiliates shall fail to perform any of its material obligations under any Related Agreement beyond any applicable notice and/or cure period stated therein;

7.1.7.  Attempted Transfer.  Any attempted Transfer by the Seller of any of its rights or interest in the Company or this Agreement except as permitted by ARTICLE 10;

7.1.8.  Change of Control.  Any actual or reasonably anticipated Change in Control of the Seller to the extent the Seller is MAA (a Change in Control shall be reasonably anticipated if the Buyer reasonably believes, based on Buyer’s knowledge that tangible steps have been taken to effect same, that such Change in Control is likely to happen or if the Seller otherwise has planned such Change in Control); provided, however, that any event described in this Section 7.1.8 occurring with respect to Fannie Mae shall not be deemed a Purchase Event with respect to Fannie Mae; provided, further that MAA agrees to inform Fannie Mae of any tangible steps which have been taken with respect to or of any plan otherwise to effect a Change in Control in connection with MAAC and MAA if Fannie Mae agrees to treat the nature and terms of such tangible steps or plan as Confidential Information pursuant to Section 13.21;

7.1.9.  Dissolution.  The Seller shall commence to dissolve or wind-up and liquidate the assets of its business except in connection with a transaction permitted hereunder; or

7.1.10.  Felonious Act.  The Seller, by entry of a final judgment, order or decree of a court or governmental agency having proper jurisdiction, shall be declared guilty of a felony involving moral turpitude, fraud or wrongdoing in connection with any business activity.

7.1.11.  MAAC.  If any of the events described in Sections 7.1.2, 7.1.3, 7.1.4, or 7.1.5 shall occur regarding MAAC.

7.1.12.  Bad Acts.  (a) The act or omission of a Member that (1) if Fannie Mae, constitutes fraud, bad faith or willful misconduct in the performance of its obligations under this Agreement or (2) if MAA (acting as Managing Member or as a property manager under a Property Management Agreement) constitutes gross negligence, fraud, bad faith, willful misconduct, breach of fiduciary duty, intentional misrepresentation of a material fact hereunder or in any certificate hereafter delivered to Fannie Mae by the Managing Member, or (b) a material breach by the Company or any Project Subsidiary of any of their respective representations and warranties made under any purchase, loan or other agreement entered into by the Company or Project Subsidiaries, which breach was the result of information or matters provided to the Company or Project Subsidiaries by such Member, its designated members of the Executive Committee or its Affiliates.

7.2.  Exercise of Purchase Option.  If the Buyer elects to exercise its Purchase Option, it may give the Seller written notice of the election along with Buyer’s estimate of Fair Market Value at any time within one hundred twenty (120) days after the date on which the Buyer first has actual knowledge of the occurrence of the Purchase Event.  The Seller shall have a period of fifteen (15) days to reject the Buyer’s estimate of Fair Market Value by notifying the Buyer in writing of such rejection, provided that any failure to timely notify the Buyer of such rejection shall be deemed an approval of such Buyer’s estimate.  In the event of such rejection, the Buyer and Seller shall negotiate for a period not to exceed fifteen (15) additional days to reach agreement as to the purchase price for Seller’s Purchase Interest.  If the parties cannot reach agreement in such time, then either party may request an appraisal in accordance with the procedure outlined in Section 13.3 hereof.  If neither party elects to have Seller’s Purchase Interest appraised in accordance with Section 13.3 within ten (10) days of the failure of the parties to agree on a purchase price as stated herein, then Buyer’s original estimate of Fair Market Value shall be the purchase price for Seller’s Purchase Interest.  The amount of the purchase price for the Seller’s Purchase Interest (unless agreed upon by the Seller and the Buyer within such thirty (30) days after the Buyer’s notice to the Seller) shall be an amount equal to the amount which the Seller would have received had all of the assets of the Company, including the Properties, been sold at a price equal to the Fair Market Value of such properties determined (1) as of the date the Seller receives notice of Buyer’s election to purchase, and (2) as if the proceeds of the sale had been distributed pursuant to ARTICLE 11 of this Agreement, less any and all actual out-of-pocket damages, including reasonable attorney’s costs and expenses, incurred by the Buyer or the Company in connection with or arising as a result of a Purchase Event, provided however, that in no event shall Seller be liable for, or such purchase price reduced by incidental, consequential, special or speculative damages.

7.3.  Closing and Terms.  The closing of the sale shall take place within sixty (60) days after the date of the determination of the purchase price, and the time and place of the closing shall be designated by the Buyer within the first thirty (30) days of the 60-day period and the purchase price shall be payable upon terms and conditions agreed to between the Buyer and the Seller, or in the event the Buyer and the Seller are unable to agree, then as follows:  (1) ten percent (10%) of the total purchase price shall be paid by the Buyer to the Seller in cash at the closing, and (2) the remaining portion of the purchase price shall be evidenced by a promissory note given by the Buyer in favor of the Seller, which promissory note shall bear interest on the unpaid principal balance at the Prime Rate and require up to five (5) equal payments of principal plus all accrued and unpaid interest thereon with the first payment being due on the first anniversary date of the closing date and each succeeding payment being due on each succeeding anniversary date of the closing date until the final payment is made on the fifth anniversary date of the closing date; provided, however, that the Buyer may prepay the promissory note at any time without penalty.  The unpaid principal balance and unpaid interest on the promissory note at maturity shall be paid in cash.

7.4.  Effect on Seller’s Interest.  From the Purchase Date to the date of the Transfer of the Purchase Interest under this ARTICLE 7, (i) the Percentage Interest represented by the Purchase Interest will be excluded from any calculation of aggregate Percentage Interests for purposes of any approval required of Members under this Agreement, except for any approvals required under Section 6.7, the members of the Executive Committee appointed by the Seller shall be excluded from any vote of the members of the Executive Committee and a majority in number of the other Executive Committee Members shall make all decisions on behalf of the Executive Committee and (ii) if MAA is the Seller, any or all Related Agreements with MAA or its Affiliates, at the sole election of Fannie Mae, shall terminate without any further liability of the Company or Project Subsidiary to MAA or its Affiliates thereunder.  All distributions of cash or assets due to the Seller by the Company from the Purchase Date to the date of the closing of the purchase may be applied against obligations of the Seller or otherwise set off against the purchase price of Seller’s Purchase Interest.  Without limiting the generality of any other provision of this Agreement, upon the exercise of the Purchase Option, the Seller, without further action, will have no rights in the Company or against the Company or any Member other than the right to receive payment for the Purchase Interest in accordance with Section 7.3 and indemnification and exculpation rights under ARTICLE 6. As a condition to the closing of any purchase referenced in this ARTICLE 7, which condition must be satisfied before the scheduled closing date, the Seller will be entitled to full and complete releases of its liability from all creditors of the Company in form reasonably acceptable to the Seller or refinancing of the existing indebtedness of the Company without the liability of the Seller and also will be indemnified by the Company for all liabilities and losses arising from incidents or transactions occurring after the closing.

7.5.  Put Option.

7.5.1.  General.  In the event that a Purchase Event described in either Section 7.1.6 or Section 7.1.8 shall have occurred to or in respect of the Managing Member (the “Purchaser”), Fannie Mae, in lieu of exercising the Purchase Option, shall have the continuing right, but not the obligation (the “Put Option”), to sell to the Purchaser its entire Interest including all debts and obligations of the Company owing to Fannie Mae (the “Put Interest”) in an amount due and payable as determined below.

7.5.2.  Exercise of Put Option.  If Fannie Mae elects to exercise its Put Option, it may give the Purchaser written notice of the election along with Fannie Mae’s estimate of Fair Market Value at any time within sixty (60) days after the date on which Fannie Mae first has actual knowledge of the occurrence of an applicable Purchase Event.  The Purchaser shall have a period of fifteen (15) days to reject Fannie Mae’s estimate of Fair Market Value by notifying Fannie Mae in writing of such rejection, with a failure to so timely notify Fannie Mae of such rejection shall be deemed an approval of Fannie Mae’s estimate of Fair Market Value.  In the event of such rejection, Fannie Mae and Purchaser shall negotiate for a period not to exceed fifteen (15) additional days to reach agreement as to the purchase price for Fannie Mae’s Put Interest.  If the parties cannot reach agreement in such time period, then either party may elect to have such Put Interest appraised in accordance with the procedure outlined in Section 13.3 hereof.  If neither party elects to have Fannie Mae’s Put Interest appraised in accordance with Section 13.3 within ten (10) days of the failure of the parties to agree on the purchase price, then Fannie Mae’s estimate of Fair Market Value shall be the purchase price for Fannie Mae’s Put Interest.  The amount of the purchase price for Fannie Mae’s Put Interest (unless agreed upon by Fannie Mae and the Purchaser within such thirty (30) days after Fannie Mae’s notice to the Purchaser) shall be an amount equal to the amount which Fannie Mae would have received had all of the assets of the Company, including the Properties, been sold at a price equal to the Fair Market Value of such property determined (1) as of the date the Purchaser receives notice of Fannie Mae’s election to exercise the Put Option, and (2) as if the proceeds of the sale had been distributed pursuant to ARTICLE 11 of this Agreement, plus all actual out-of-pocket damages incurred by the Company or Fannie Mae in connection with or arising as a result of the Purchase Event giving rise to the exercise of the Put Option, provided however, that in no event shall either party be liable for, or such purchase price be reduced by incidental, consequential, special or speculative damages.

7.5.3.  Closing and Terms.  The closing of the sale shall take place within sixty (60) days after the date of the determination of the purchase price, and the time and place of the closing shall be designated by Fannie Mae within the first thirty (30) days of the sixty (60) day period and the purchase price shall be payable in cash.

7.6.  Term of Options.  The term of the options provided in this ARTICLE 7 shall expire twenty-one (21) years after the death of the children who are in existence today of any of the members of the Executive Committee as of the Formation Date.

7.7.  Financing.  Notwithstanding any provision to the contrary in the Agreement with respect to any debt or bond financing, any other loan or financial assistance, any credit support, guarantee or loss sharing arrangement, any other credit support or enhancement, or any deed of trust, mortgage, security interest, or other collateral lien directly or indirectly related to or for the benefit of the Company or any Project Subsidiary (collectively, “Financing”):

7.7.1.  Covenant.  Except as otherwise set forth below, neither this Agreement nor any Project Subsidiary’s organizational documents or any other document with respect to any Investment shall specifically preclude the Company or any Project Subsidiary from obtaining or receiving directly or indirectly any Financing (or any interest therein) provided by or in any way related to or involving Fannie Mae (directly or indirectly), provided such Financing otherwise complies with the requirements of this Agreement.  Notwithstanding anything to the contrary herein, in no event shall the Company, any Project Subsidiary or the Executive Committee be obligated to solicit, or to offer to obtain, from Fannie Mae any Financing or indebtedness described in this Section 7.7.

7.7.2.  Notice.  Before the Company or a Project Subsidiary obtains or receives directly or indirectly any Financing (or any interest therein) provided by or in any way related to or involving Fannie Mae (directly or indirectly), (i) the Managing Member shall give written notice to Fannie Mae of the dollar amount of such Financing, the name of the Project Subsidiary to which the Financing relates and such material descriptive information pertaining to the Financing as may be requested by Fannie Mae, and (ii) the Managing Member shall obtain Fannie Mae’s express consent in writing to the Company or Project Subsidiary incurring the Financing.

7.7.3.  Disclaimer.  In the event that (i)(A) the Company or any Project Subsidiary at any time obtains or receives directly or indirectly any Financing (or any interest therein) provided by or in any way related to or involving Fannie Mae (directly or indirectly); or (B) Fannie Mae directly or indirectly in any manner whatsoever acquires or becomes involved with any Financing (or any interest therein); or (C) any holder of any Financing (or any secured party with respect thereto) directly or indirectly in any manner whatsoever sells, assigns or transfers such Financing (or any interest therein) to Fannie Mae; and (ii) any such event results in or causes any reallocation or recapture of profits, losses, tax credits or other tax benefits of or between the Members, the Managing Member shall promptly take any action or measure necessary to cure and remedy any such reallocation or recapture and shall promptly notify Fannie Mae in writing as to any action or measure so taken. Notwithstanding anything herein to the contrary, the Managing Member hereby waives and releases any demand, claim, suit, action or proceeding that it may have against Fannie Mae as a result of any event described in this Section 7.7.3 and the Managing Member hereby agrees that no such event shall impose any liability whatsoever on Fannie Mae (whether or not same results from the acts, omissions or negligence of Fannie Mae).

7.7.4.  Company Treatment.  The Members acknowledge that Fannie Mae or an Affiliate of Fannie Mae may purchase Financing.  Such Financing will be treated in all respects as though it were made by an unrelated third party lender, and such Financing will not be deemed to be or otherwise constitute a Capital Contribution.  The Managing Member and any other Member of the Company expressly acknowledge that Fannie Mae’s Interest in the Company is equity and not debt.  Notwithstanding the prior sentence, the classification and treatment for income tax purposes of the Financing as a nonrecourse debt or recourse liability shall be made and governed by the Code.  The Managing Member agrees that the fact that Fannie Mae or an Affiliate of Fannie Mae may purchase the Financing shall not affect the rights and obligations of the lender of the Financing or the rights and obligations of Fannie Mae or the Managing Member hereunder and that, upon the occurrence of an event of default under the Financing:

(i)  The holder or lender of such Financing may exercise all rights and remedies permitted under the Financing and by applicable law without regard to whether Fannie Mae or an Affiliate of Fannie Mae shall then be a Member;

(ii)  Neither the holder or lender of such Financing nor Fannie Mae (or its Affiliates), in its capacity as a creditor, shall be under any fiduciary duty or have any other obligation to exercise or to forebear from exercising any rights and remedies under the Financing or to take or refrain from taking any action under the Financing documents;

(iii)  Fannie Mae shall not be obligated to cure any default under the Financing documents or to contribute to the Company any Capital Contributions except upon the express terms and subject to satisfaction of all conditions in this Agreement; and

(iv)  Neither the Company nor the Managing Member shall interfere with or impair any of the rights and remedies Fannie Mae may have contracted for pursuant to this Agreement, and the Managing Member expressly waives and releases any and all claims or defenses under any equitable or common law theory arising out of or related to Fannie Mae’s dual capacities as Member of and lender to the Company.

7.8.  Separateness.  Subject to the provisions of this Agreement with respect to any Financing, any Member or any Affiliate of a Member may make, guarantee, own, acquire, or otherwise credit enhance, in whole or in part, any Financing secured by a mortgage, deed of trust, trust deed, or other security instrument encumbering any Property in which the Company or any Project Subsidiary has an interest.  No Member, the Company nor any Project Subsidiary, as such, will have any interest in such Financing owned by a holder or lender of such Financing. A holder or lender of such Financing may take any actions that such holder, in its discretion, determines to be advisable in connection with the Financing (including in connection with the enforcement of the Financing). To the fullest extent provided by law, the Company, each Member and each Project Subsidiary waive any claim that any action taken by a holder or lender with respect to any Financing is limited by or constitutes a breach of this Agreement, or constitutes a breach of any fiduciary or similar duty that may be owed by the holder or lender as a Member to the Company, to any other Member or to a Project Subsidiary.  If a holder or lender notifies the Managing Member or the Managing Member otherwise becomes aware, that a current or prospective holder or lender has, or intends in the future to have, made, guaranteed, owned, acquired, or otherwise credit enhanced, in whole or in part, any Financing, the Managing Member will promptly notify all other Members of that fact.

7.9.  Tax Exempt Bond Financing.  Notwithstanding any provision to the contrary in this Agreement or in Section 7.7 above, the following provisions shall apply:

7.9.1.  Prohibitions.  The Managing Member shall not permit the Company to:

(i)  acquire an interest in any Project Subsidiary that is the borrower under or the beneficiary of any indebtedness, the interest on which is exempt from federal income tax under Section 103 of the Code (“Tax-Exempt Bond Financing”), or that expects to incur any such Tax-Exempt Bond Financing, or

(ii)  in the case of a Project Subsidiary in which the Company has already acquired an interest, consent to the Project Subsidiary’s incurring of any such Tax-Exempt Bond Financing, unless the Managing Member first gives written notice to Fannie Mae of the name of the actual or anticipated bond holder, the bond issuer, the dollar amount of the bond issue, Form 8038 (if issued), the name of the Project Subsidiary and such other material descriptive information pertaining to the bonds as may be requested by Fannie Mae, and either (A) Fannie Mae notifies the Managing Member that Fannie Mae does not own the bonds, and will not be credit-enhancing or providing liquidity with respect to such bonds, or (B) Fannie Mae notifies the Managing Member that Fannie Mae does not own the bonds, and Fannie Mae gives its consent pursuant to Section 7.9.2 below.

7.9.2.  Credit Enhancement.  If any Property is, or is anticipated to be, financed in whole or in part with the proceeds of Tax-Exempt Bond Financing for which Fannie Mae is providing credit-enhancement or liquidity (a “Fannie Mae Credit Enhanced Bond Loan”), then the Managing Member shall request Fannie Mae’s consent prior to the Company acquiring an interest in the applicable Project Subsidiary or to the Company’s consenting to such financing. Fannie Mae may grant or withhold such consent in its sole discretion. If the Managing Member requests such consent, it first shall review the bond transcript to determine whether the bond documents permit an equity investment in the Project Subsidiary (directly or indirectly) by Fannie Mae.

(i)  If the Managing Member determines that the bond documents prohibit an equity investment by Fannie Mae, then the Managing Member shall so notify Fannie Mae, the Managing Member shall not permit the Company to invest in the Project Subsidiary, or to consent to such financing, and the Managing Member shall cease its activities relating to such investment, unless the Managing Member, with the prior consent of Fannie Mae, obtains (A) an amendment to the bond documents, in a form satisfactory to Fannie Mae in its sole discretion, removing such prohibition (which amendment shall be executed by the issuing authority, the obligor and Fannie Mae), (B) an updated opinion of bond counsel confirming the tax-exempt status of the bonds notwithstanding the foregoing amendment and an equity investment by Fannie Mae, and (C) such other, consents, or waivers or other documentation as may be required by Fannie Mae (collectively, such amendment, opinion and documentation are hereinafter the “Required Documentation”). The final determination of whether any Required Documentation must be obtained shall be in the sole discretion of Fannie Mae.

(ii)  If the Managing Member determines that no bond document prohibits an equity investment by Fannie Mae, then the Managing Member shall include copies of all applicable documents with the request for Fannie Mae’s consent. Following receipt of such request for consent and the applicable documents, Fannie Mae will determine whether to consent to the proposed investment in the Project Subsidiary and/or to require Required Documentation.

(iii)  The Managing Member shall not cause or permit the Company to invest, directly or indirectly, in any Project Subsidiary or Investment that has obtained, or is expected to obtain, any loan or other financing funded in whole or in part with the proceeds of a tax-exempt private activity bond issuance, nor consent to any Project Subsidiary obtaining any such loan or other financing if Fannie Mae has notified the Managing Member that it is, or is expected to become, a holder, owner or purchaser of such bonds.

7.10.  Release of Managing Member.  Except with the express consent of Fannie Mae, all Financing and all other indebtedness of the Company and/or Project Subsidiaries shall provide (i) for the substitution of Fannie Mae or its designee in place and stead of Managing Member as managing member of the Company without further lender consent, and (ii) upon such substitution, a release of Seller’s liability if Managing Member is a Seller under Section 7.4 above.

7.11.  2530 Participation Certification.  Except with the express written consent of Fannie Mae, the Managing Member shall not cause or permit any Financing to be incurred or assumed by a Project Subsidiary or the Company which would require the filing by the Company or Fannie Mae of a Form 2530 Participation Certification or similar report with the United States Department of Housing and Urban Development or any successor agency.

ARTICLE 8

BUY-SELL PROVISIONS

8.1.  Master Buy-Sell Provision.  At any time after the Lock-Out Period, any Member other than one who is or was a Non-Contributing Member or to whom a Purchase Event is or was attributable (the “Offeror”), shall have the right to make an offer as described below (the “Buy-Sell Offer”) to any other Member (collectively, the “Offeree”) as set forth in this ARTICLE 8.  Notwithstanding anything herein to the contrary, during the ten (10) day period after MAA’s receipt of Fannie Mae’s written notice of its intent to remove MAA as the Managing Member as contemplated by Section 6.9.1, MAA shall have the absolute right to be an Offeror and make a Buy-Sell Offer in accordance with this ARTICLE 8 as modified by Section 6.9.2, either Party shall have the right to be an Offeror and make a Buy-Sell Offer in accordance with this ARTICLE 8.

8.1.1.  Terms.  The Buy-Sell Offer shall (1) be in writing and be signed by the Offeror; (2) specify the purchase price (the “Purchase Price”) and terms on which the Offeror would purchase all of the assets of the Company net of all liabilities of the Company; (3) disclose all liabilities and potential liabilities of the Company known to the Offeror and the monetary amount of such liabilities; (4) specify the major economic terms and conditions (other than the Purchase Price) upon which the Offeror would be willing to sell to the Offeree its interest in the Company, including its interest in any loans to the Company (and in such case, under the circumstances described below, those same terms and conditions shall apply to the sale by the Offeree to the Offeror of its interest in the Company); and (5) disclose the terms and details of any discussion, refinancing or proposed sale that the Offeror and a third party have negotiated or discussed during the last one hundred eighty (180) calendar days for all or any portion of the Company’s assets.  The Offeror shall be required, as a condition precedent to sending a Buy-Sell Offer, to deposit in escrow at Fidelity National Title Company or any successor entity (an “Escrow Fund”) the lesser of (a) ten percent (10%) of the Offeree Value or (b) $3,000,000, which amount will be subject to Section 8.4 and will be (i) applied to the payment of the total consideration paid by the Offeror at the closing, (ii) forfeited as liquidated damages to the Offeree in accordance with Section 8.3, or (iii) returned to the Offeror as provided in Section 8.1.3.2 if the Offeree elects to purchase the Offeror’s interest in the Company pursuant to Section 8.1.3.2;

8.1.2.  Determination of Value.  Contemporaneously with delivery to the Offeree, a copy of the Buy-Sell Offer shall be delivered by the Offeror to the Managing Member who shall, within fifteen (15) calendar days or soon thereafter as is reasonable, determine and notify the Members as to the amount the Offeree would receive as a member(s) (the “Offeree Value”) and the amount the Offeror would receive as a member(s) (the “Offeror Value”) on account of its interest in the Company and any loans made by such Member(s) to the Company if all Company assets were sold for the Purchase Price, allocations under ARTICLE 4 were made, all liabilities of the Company (including any loans by any such Member to the Company) were paid in full, and the remaining proceeds distributed to the Members in accordance with Section 11.3.1.2.

8.1.3.  Offeree Election.  The Offeree shall have the right, exercisable by delivery of notice in writing (the “Election”) to the Offeror within sixty (60) days from the receipt of the Buy-Sell Offer, to elect either to:

8.1.3.1  Sell Offeree’s Interest.  Sell to the Offeror all of the Offeree’s right, title and interest in and to its interest in the Company and in any loans to the Company for a cash purchase price equal to the Offeree Value; or

8.1.3.2.  Purchase Offeror’s Interest.  Purchase all of the Offeror’s right, title and interest in and to its interest in the Company and in any loans to the Company for a cash purchase price equal to the Offeror Value.  If the Offeree elects to purchase all of Offeror’s interest in the Company pursuant to this Section 8.1.3.2, the Offeree shall be required, as a condition precedent to making its election, to deposit in an Escrow Fund the lesser of (a) ten percent (10%) of the Offeror Value or (b) $3,000,000, which amount will be subject to Section 8.4 and will be (i) applied to the payment of the total consideration paid by the Offeree at the closing or (ii) forfeited as liquidated damages to the Offeror in accordance with Section 8.3.  Upon deposit by the Offeree in the Escrow Fund of the amount required in this Section 8.1.3.2, any amount, which had been deposited in the Escrow Fund by the Offeror, plus all interest earned thereon, if any, will be returned promptly to the Offeror.

Failure of the Offeree to give the Offeror notice of the Offeree’s Election shall be deemed, upon the expiration of such sixty (60)-day period, to be an Election to sell under Section 8.1.3.1.

8.2.  Closing.  All closings of a purchase under Section 8.1 will be held at the Company’s principal office and shall take place on the date that is one hundred eighty (180) days (or if such day falls on a non-business day, the next business day) after the Offeree’s Election or deemed Election or as otherwise agreed by the Offeror and Offeree.  All transfer taxes imposed on the transfer shall be payable equally between the Members, and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of membership interests in similar joint ventures in the State of Delaware.

8.3.  Remedies; Coordination of Rights.  Any Member shall be entitled to enforce its rights under Section 8.1 by specific performance.  If the purchasing party (or purchasing parties as the case may be) is unable to close the purchase of an interest in the Company in accordance with the terms of Sections 8.1 and 8.2 other than as a result of a breach of this Agreement by the selling party (or selling parties, as the case may be) or the failure of the selling party (or selling parties, as the case may be) to perform any actions or other obligations required to close the purchase of its interest in the Company, (a) the Escrow Fund established by the purchasing party (or purchasing parties, as the case may be) will immediately be forfeited to the selling party, and (b) the selling party shall have the option to purchase the interest of the purchasing party (or purchasing parties, as the case may be) on the terms and at the price provided in the initial Buy-Sell Offer or initiate a new Buy-Sell Offer.  If the purchasing party (or purchasing parties, as the case may be) is unable to close as a result of a breach of this Agreement by the selling party (or selling parties, as the case may be) or the failure of the selling party (or selling parties, as the case may be) to perform any actions or other obligations required to close the purchase of its interest in the Company, the purchasing party shall have the right to recover all amounts it has deposited in the Escrow Fund and enforce the obligations of the selling party (or selling parties, as the case may be) by specific performance in addition to all other remedies available at law or in equity to the purchasing party.  No Buy-Sell Offer may be made until all periods for making elections and performing obligations under (1) any previous Buy-Sell Offer pursuant to Section 8.1 shall have terminated or (2) any Purchase Option or Put Option previously exercised under ARTICLE 7 shall have terminated.

8.4.  Terms Governing the Escrow Funds.  An Escrow Fund, if established under Section 8.1.1, shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (a) to the Offeree only upon (i) the sworn certification by the Offeree that the Offeror has failed to close the purchase of the Offeree’s interest in the Company by the date set forth in Section 8.2, (ii) the joint signatures of the Offeree and the Offeror, or (iii) closing of the transactions described in Section 8.1 or (b) to the Offeror, upon the sworn certification by the Offeror that the Offeree has (i) made an Election to purchase the Offeror’s interest in the Company as provided in Section 8.1.3.2, or (ii) failed to perform its obligations required to close the sale of the Offeree’s interest in the Company.  If established under Section 8.1.3.2, an Escrow Fund shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (y) to the Offeror only upon (i) the sworn certification by the Offeror that the Offeree has failed to close the purchase of the Offeror’s interest in the Company by the date set forth in Section 8.2, (ii) the joint signatures of the Offeror and the Offeree or (iii) closing of the transactions described in Section 8.1, or (z) to the Offeree, upon the sworn certification by the Offeree that the Offeror has failed to perform its obligations required to close the purchase of the Offeror’s interest in the Company.

8.5.  Property Buy-Sell Provision.  In addition to the rights set forth in Section 8.1, in the event of: (a) a dead-lock between the Executive Committee Members with respect to a Major Decision in connection with a Property or a Project Subsidiary or an assertion that a member or members of the Executive Committee is unreasonably withholding, conditioning or delaying consent under Section 6.5, (b) the termination of a Property Management Agreement pursuant to Section 6.10 with respect to a specific Property,  (c) any time after the Lock-Out Period, or (d) within sixty (60) days following the award of an arbitrator resulting from a dispute submitted to arbitration pursuant to Section 13.9.1(a) or Section 13.9.1(b) (a “Property Buy-Sell Event”), any Member (the “Offering Member”) shall have the right to make an offer either (i) to purchase such Property from the Company (or the Project Subsidiary, as the case may be) (a “Property Buy Offer”) or (ii) to sell such Property on behalf of the Company (or the Project Subsidiary, as the case may be) (a “Property Sell Offer”) to the other Member (the “Non-Offering Member”).  Either a Property Buy Offer or a Property Sell Offer may be referred to hereinafter as a “Property Buy-Sell Offer”.

8.5.1.  Terms.  Any offer made pursuant to Section 8.5 shall (1) be made to the Non-Offering Member in writing and be signed by the Offering Member; (2) specify the Property which is the subject of such offer (the “Subject Property”), (3) specify whether the offer is a Property Buy Offer or a Property Sell Offer, (4) specify the purchase price of such Subject Property (the “Property Purchase Price”) and the terms on which such Subject Property is to be purchased or sold free and clear of all liens, claims and encumbrances; and (5) disclose the terms and details of any discussion, refinancing or proposed sale that the Offering Member and a third party have negotiated or discussed during the last one hundred eighty (180) calendar days for all or any portion of the Subject Property.  The Offering Member shall be required, as a condition precedent to sending a Property Buy-Sell Offer to deposit in an Escrow Fund the lesser of (a) ten percent (10%) of the Property Purchase Price or (b) $3,000,000, which amount will be subject to Section 8.8 and will be (i) applied to the payment of the total consideration paid by the Offering Member at the closing of the purchase of such Subject Property, (ii) forfeited to the Non-Offering Member as liquidated damages in accordance with Section 8.8, or (iii) returned to the Offering Member as provided in Section 8.5.2.2 if the Non-Offering Member elects to purchase the Subject Property pursuant to Section 8.5.2.2;

8.5.2.  Non-Offering Member Election.  The Non-Offering Member shall have the right, exercisable by delivery of notice in writing (the “Property Offer Election”) to the Offering Member within sixty (60) days from the receipt of an offer pursuant to this Section 8.5, to elect either to:

8.5.2.1.  Sell the Property.  Sell on behalf of the Company (or the Project Subsidiary, as applicable) to the Offering Member the Subject Property upon the terms as set forth in the Property Buy-Sell Offer (regardless of whether the Property Buy-Sell Offer is a Property Buy Offer or a Property Sell Offer); or

8.5.2.2.  Purchase the Property.  Purchase from the Company (or the Project Subsidiary, as applicable) the Subject Property upon the terms set forth in the Property Buy-Sell Offer (regardless of whether the Property Buy-Sell Offer is a Property Buy Offer or a Property Sell Offer) (in which case, the Non-Offering Member shall be required, as a condition precedent to making its election, to deposit in an Escrow Fund the lesser of (a) ten percent (10%) of the Property Purchase Price or (b) $3,000,000, which amount will be subject to Section 8.8 and will be (i) applied to the payment of the total consideration paid by the Non-Offering Member at the closing of the purchase of the Subject Property or (ii) forfeited to the Offering Member as liquidated damages in accordance with Section 8.8).  Upon the deposit by the Non-Offering Member in the Escrow Fund of the amount required in this Section 8.5.2.2, any amount which had been deposited in the Escrow Fund by the Offering Member, plus all interest earned thereon, if any will be returned to the Offering Member.

Failure of the Non-Offering Member to give the Offering Member notice of the Property Offer Election shall be deemed, upon the expiration of such sixty (60)-day period, to be an election to sell the Subject Property pursuant to Section 8.5.2.1 to the extent the Property Buy-Sell Offer is a Property Buy Offer and an election to reject the right to purchase the Subject Property pursuant to Section 8.5.2.2 to the extent the Property Buy-Sell Offer is a Property Sell Offer.  If neither Member shall elect or be deemed to elect to acquire or sell a Property such that it is not certain that there is a willing buyer and willing seller of the Subject Property, then the Managing Member shall use its reasonably diligent efforts to sell such Subject Property at an offer price acceptable to the Executive Committee within twelve (12) months from the issuance of the applicable Property Buy-Sell Offer.

8.6.  Closing.  All closings of a purchase under Section 8.5 will be held at the Company’s principal office and shall take place on the date ninety (90) days after the Property Offer Election or deemed Property Offer Election or as otherwise agreed by the Offering Member and the Non-Offering Member.  All transfer taxes imposed on the transfer shall be payable by the purchaser, and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of real property in the state in which such Subject Property is located.

8.7.  Remedies; Coordination of Rights in Connection with Property Buy-Sell.  Any Member on behalf of itself or on behalf of the Company (or the Project Subsidiary), as applicable, shall be entitled to enforce its rights under Section 8.5 by specific performance.  If the purchasing party (or purchasing parties, as the case may be) is unable to close the purchase of the Subject Property in accordance with the terms of Sections 8.5 and 8.6 other than as a result of the failure of the selling party to perform any actions or other obligations required to close the sale of the Subject Property, to the extent such failure is not due to the action or inaction of the purchasing party (or purchasing parties, as the case may be), the Escrow Fund established by the purchasing party (or purchasing parties, as the case may be) will immediately be forfeited to (1) the Non-Offering Member if the purchasing party (or purchasing parties, as the case may be) is the Offering Member and (2) the Offering Member if the purchasing party (or purchasing parties, as the case may be) is the Non-Offering Member.  If the purchasing party (or purchasing parties, as the case may be) is unable to close as a result of the failure of the selling party to perform any actions or other obligations required to close the sale of the Subject Property, to the extent such failure is not due to the action or inaction of the purchasing party (or purchasing parties, as the case may be), the purchasing party (or purchasing parties, as the case may be) shall have the right to recover all amounts it has deposited in the Escrow Fund and enforce the obligations of the selling party by specific performance in addition to all other remedies available at law or in equity to the purchasing party (or purchasing parties, as the case may be).  No Property Buy-Sell Offer may be made until all periods for making elections and performing obligations under (1) any previous Property Buy-Sell Offer pursuant to Section 8.5 shall have terminated or (2) any Buy-Sell Offer previously made pursuant to Section 8.1 shall have terminated or (3) any Purchase Option or Put Option previously exercised under ARTICLE 7 shall have terminated.

8.8.  Terms Governing the Escrow Funds in Connection with Property Buy-Sell.  An Escrow Fund, if established under Section 8.5, shall be subject to instructions binding on the escrow agent that such Escrow Fund may be released by the escrow agent (a) to the Member which is not the purchasing party or an Affiliate thereof only upon (i) the sworn certification by the Member which is not the purchasing party or an Affiliate thereof, that the purchasing party or an Affiliate thereof has failed to close the purchase of the Subject Property, (ii) the joint signatures of the Offering Member and the Non-Offering Member, or (iii) closing of the transactions described in Section 8.5, (b) to the purchasing party, upon the sworn certification by such purchasing party that the Company (or the Project Subsidiary, as the case may be) has failed to perform its obligations required to close the sale of the Subject Property and such failure is not due to the action or inaction of the purchasing party or an Affiliate thereof, or (c) to the Offering Member upon the sworn certification by the Offering Member that the Non-Offering Member has made a Property Offer Election to purchase the Subject Property as provided  in Section 8.5.2.2.

ARTICLE 9

BOOKS AND RECORDS

9.1.  Books and Records.  The Managing Member shall with respect to each Property cause the relevant Project Subsidiary to maintain at the expense of the Property Manager, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of such Project Subsidiary) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of such Project Subsidiary and its ownership and operation of its Property.  The Managing Member shall otherwise maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company including the ownership and operation of each Project Subsidiary and each Property; provided that all such records, books and accounts with respect to a specific Property shall be at the expense of the Property Manager.  Bills, receipts and vouchers shall be maintained on file by the Managing Member.  The Managing Member shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company or the Properties.  The Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by ARTICLE 9.  Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Company or such other place or places as may from time to time be determined by the Executive Committee and the Managing Member.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.  A reasonable charge for copying books and records may be charged by the Company.

9.2.  Accounting and Fiscal Year.  The books and records of the Company shall be prepared in accordance with generally accepted accounting principles (“GAAP”) and the Company shall report its operations for tax purposes on the accrual method.  The fiscal year and tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

9.3.  Reports.

9.3.1.  Monthly Reports.  The Managing Member will prepare, at the expense of the Company, and furnish to each Member by the 25th day of the calendar month following the end of each calendar month, an unaudited balance sheet of the Company dated as of the end of such calendar month, an unaudited related income statement of the Company for such calendar month, an unaudited statement of cash flows of the Company for such calendar month, and an unaudited statement of changes in the Member’s capital for such calendar month and information for the calendar month as to the balance in each Member’s Capital Account for such calendar month, and  a status report of the Company’s activities during such calendar month, including summary descriptions of leasing and occupancy of each Property during such calendar month, all of which shall be certified by the Managing Member as being, to the best of its knowledge, true and correct in all material respects.  In connection with the monthly reports to be provided pursuant to this Section 9.3.1, the Managing Member shall cause the Property Manager to prepare, at the expense of the Property Manager, balance sheets, income statement, statements of cash flows, status reports and such other statements and reports with respect to each Project Subsidiary and each Property which are necessary for the Managing Member to prepare the monthly reports on behalf of the Company as required by this Section 9.3.1.

9.3.2.  Annual Reports.  The Managing Member will prepare, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member no later than sixty (60) days after the end of each fiscal year of the Company an unaudited balance sheet of the Company dated as of the end of such fiscal year, an unaudited related income statement of the Company for such fiscal year, an unaudited statement of changes in the Member’s capital for such fiscal year and information for the fiscal year as to the balance in each Member’s Capital Account for such fiscal year,  an unaudited statement of cash flows of the Company as of the end of the fiscal year, and  such other supporting schedules, reports and backup information as reasonably requested by Fannie Mae, all of which shall be certified by the Managing Member as being, to the best of its knowledge, true and correct.  In addition, the Managing Member will prepare, at the expense of the Company, and furnish to each Member within ninety (90) calendar days after the end of such fiscal year, (i) an audited balance sheet of the Company dated as of the end of such fiscal year which shall include the unaudited balance sheets of all Project Subsidiaries, unless the Executive Committee shall agree to the contrary, (ii) an audited related income statement of the Company for such fiscal year, (iii) an audited statement of cash flows for such fiscal year, and (iv) an audited statement of each Member’s Capital Account for such fiscal year, all of which shall be certified by the Managing Member as being, to the best of its knowledge, true and correct in all material respects, and all of which shall be accompanied by an unqualified audit report of the Company Accountants.  The Managing Member shall provide such balance sheet, income statement and statement of Capital Accounts in draft form to the Members for review prior to finalization and delivery of the audit report in respect thereof.  In connection with the annual reports to be provided pursuant to this Section 9.3.2, the Managing Member shall cause the Property Manager to prepare, at the expense of the Property Manager, balance sheets, income statement, statements of cash flows, status reports and such other statements and reports with respect to each Project Subsidiary and each Property which are necessary for the Managing Member to prepare the annual reports on behalf of the Company as required by this Section 9.3.2.  The Managing Member shall deliver with each submission required by the first sentence hereof, an updated organization chart for MAAC and MAA, certified by the Managing Member as being, to the best of its knowledge, true and correct.

9.3.3.  Other Reports.  The Managing Member will furnish to each Member, at the expense of the Company, copies of all reports required to be furnished to any lender of the Company and within thirty (30) days after each fiscal quarter a market study for each submarket in which a Property is located.  In addition, the Managing Member shall furnish such reports as are set forth in Exhibit K attached hereto.

9.3.4.  Tax Reports.  The Managing Member will prepare, at the expense of the Company, and furnish to each Member not later than each February 28 a schedule of estimated taxable income of the Company for the year ending on the following December 31, not later than each April 30, a schedule of estimated taxable income of the Company for the nine (9) months ending on the following December 31, not later than each July 31 a schedule of estimated taxable income of the Company for the six (6) months ending on the following December 31 and  not later than each October 31 a schedule of estimated taxable income of the Company for the three (3) months ending on the following December 31.  In addition, the Managing Member will prepare, at the expense of the Company, and furnish to each Member (i) not later than each April 21 a schedule of actual taxable income and book income of the Company for the three (3) months ending on the preceding March 31, (ii) not later than each July 21 a schedule of actual taxable income and book income of the Company for the six (6) months ending on the preceding June 30, (iii) not later than each October 21 a schedule of actual taxable income and book income of the Company for the nine (9) months ending on the preceding September 30 and (iv) not later than each December 21 a schedule of actual book income of the Company for the eleven (11) months ending on the preceding November 30 and of estimated book income of the Company for the one (1) month ending on the following December 31 (including all estimated accruals as of such December 31).  All schedules of book income shall be prepared on a GAAP basis.  Promptly after the end of each fiscal year, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations.  The Managing Member shall cause the Property Manager to prepare, at the expense of the Property Manager such statements and reports with respect to each Project Subsidiary and each Property which are necessary for the Managing Member to prepare the tax reports on behalf of the Company as required by this Section 9.3.4.

9.3.5.  Tax Returns.  The Managing Member will cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval within sixty (60) calendar days after the end of such fiscal year and will file the tax returns after they have been approved by the Executive Committee, which approval shall occur within ninety (90) calendar days after the end of such fiscal year.

9.3.6.  Other.  The Managing Member shall prepare, at Company expense, such additional financial reports and other information as the Executive Committee may determine are appropriate or shall cause to be prepared, at the expense of the Property Manager, such additional financial reports and other information to the extent such additional financial reports and other information relate to a specific Property or Project Subsidiary.  Upon request of Fannie Mae, the Managing Member will deliver all such reports electronically or pursuant to a web-based program elected by Fannie Mae and all costs, other than nominal costs, to provide such reports in such format(s) shall be borne by the Company.  All decisions as to accounting principles shall be made by the Executive Committee subject to the provisions of this Agreement.

9.4.  The Company Accountant.  The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally-recognized accounting firm designated by the Executive Committee.  The fees and expenses of the Company Accountant shall be a Company expense.

9.5.  The Budget and Operating Plan.

9.5.1.  Adoption of Budget.  The Managing Member shall be responsible for preparing and submitting to the Executive Committee for its approval a proposed budget and strategic operating plan (as approved or thereafter amended by the Executive Committee, a “Budget and Operating Plan”) for the Company for each year.  The Budget and Operating Plan shall be prepared in proposed form and submitted annually by the Managing Member to the Executive Committee for approval at least sixty (60) calendar days prior to the end of each fiscal year with respect to the following fiscal year (provided, if the Managing Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, the Executive Committee, shall prepare such Budget and Operating Plan).  Each Budget and Operating Plan shall set forth for the applicable calendar year all anticipated income, operating expenses and capital and other costs and expenses of the Company, all of which will be based on the strategic and comprehensive business plan designed to maximize the Company’s returns on each Project Subsidiary and each Property.

9.5.2.  Strategies.  In formulating the Company’s Budget and Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Managing Member will develop (for approval by the Executive Committee) based on each Property’s budget and/or Construction Budget, proposed strategies regarding plans for any repositioning, renovation, or restoration of each Property, preparation and release of all promotional and advertising material relating to each Property or concerning the Company, terms for any proposed sale or disposition of each Property, and selection of contractors, construction or other managers, legal counsel, accountants, structural and environmental engineers, appraisers and other consultants for the Company to efficiently implement the Budget and Operating Plan.  The Managing Member will also consider and make recommendations to the extent it deems the same appropriate regarding the amendment, modification, alteration, change, cancellation, or prepayment of any Financing, and procurement of title insurance and other insurance for the Company, or decrease or vary any other the insurance carried by or on behalf of the Company.

9.5.3.  Project Budget. In connection with each proposal to acquire a Property delivered to the Executive Committee, the Managing Member shall prepare a budget, including a Property budget and a Construction Budget that contains all pertinent information relative to such Property, the acquisition ownership, maintenance and operation of such Property.  Upon approval of such budget, the Budget and Operating Plan shall be amended to incorporate such Property’s budget and Construction Budget.

9.5.4.  Failure to Approve Annual Plan.  Failure to Approve Annual Plan.  If any proposed operating budget or annual plan is not approved by December 31, then:

9.5.4.1.  Portion Approved.  Any items or portions of the proposed operating budget and annual plan and amounts of expenses provided therein which have been so approved will become operative immediately;

9.5.4.2.  Debt Service, Taxes, Utilities and Insurance.  The Managing Member may expend funds for regularly scheduled debt service on financing approved by the Executive Committee, real estate taxes and assessments; utility charges; and insurance premiums for insurance policies approved by the Executive Committee; and to cause each Property to comply with law; and

9.5.4.3.  Operating Expenses.  The Managing Member may expend, in respect of other non-capital, recurring operating expenses in any quarter of the then-current calendar year, an amount equal to the budgeted amounts for the corresponding quarter of the immediately preceding calendar year, as set forth on the last approved Budget and Operating Plan (with commercially reasonable adjustments due to inflation and variances in occupancy levels); however, if any contract approved as part of any prior approved Budget and Operating Plan provides for an automatic increase in costs thereunder after the beginning of the then current calendar year, then the Managing Member may expend the amount of that increase.

9.6.  Tax Matters Member.  Pursuant to Section 6231(a)(7)(A) of the Code, the Managing Member shall be the tax matters partner (“Tax Matters Member”) of the Company.

9.7.  Draw Requests.  The Managing Member shall deliver copies of any draw requests or other requisitions to Fannie Mae contemporaneously with its delivery of such request to the applicable lenders.

9.8.  Periodic Asset Valuation.  The Company’s assets shall be valued quarterly on a fair market value basis, and the Managing Member shall provide to each Member a description of the methodology used to value all Properties in connection with the preparation of the quarterly valuation of such Properties.

ARTICLE 10

TRANSFER OF INTERESTS

10.1.  Transfer Restrictions.  Subject to ARTICLE 7 and ARTICLE 8, without the approval of the Executive Committee, MAA shall not, directly or indirectly, sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest in the Company or withdraw from the Company (other than in connection with a permitted transaction under this ARTICLE 10).  Direct or indirect Transfers of any partnership interest in MAA are permitted, provided that (a) MAAC shall remain the general partner of MAA and (b) no Change in Control is caused thereby.

10.2.  Permitted Transfers.  At any time and from time to time: (i) each Member shall have the right to Transfer all or any part of its Interest in the Company to an Affiliate of such Member provided such Affiliate exists as of the Formation Date and there is otherwise no Change in Control; (ii) each of the direct or indirect owners of Fannie Mae shall have the right, in its sole discretion, to Transfer all or any part of its ownership interest in Fannie Mae to one or more third parties without the consent of any other Member; (iii) Fannie Mae shall have the right, in its sole discretion, and without any approvals or consent of any other Member, to transfer all or part of its Interest if (1) Fannie Mae determines such Transfer(s) is necessary in order for Fannie Mae (in its sole determination) to comply with any regulatory authority or requirement, or (2) at any time after the Lock-Out Period.

10.3.  Transferees.  Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless such Interest is transferred in compliance with the applicable provisions of this Agreement, such transferee shall have furnished evidence of satisfaction of the requirements of this Agreement reasonably satisfactory to the remaining Members, and such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest.  At the request of any of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of any Property, and such Transfer does not violate the 1933 Act, as amended any other federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended.  As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission.  All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.  Upon satisfaction of the foregoing requirements such transferee(s) shall be admitted to the Company and the remaining Member(s) shall promptly execute such amendments hereto to properly evidence the admission of such transferee(s).

10.4.  Section 754 Election.  In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Executive Committee), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of any Company property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

10.5.  Non-Complying Transfers Void.  Any attempted Transfer of all or any part of a Member’s Interest that does not comply with the provisions of this ARTICLE 10 shall be null and void and of no legal effect.

ARTICLE 11

DISSOLUTION AND TERMINATION

11.1.  Dissolution Events.  The Company shall not be dissolved upon the dissolution of any Member, but the Company shall be dissolved and terminated in the manner hereinafter provided upon the happening of any of the following events:

11.1.1.  Termination Date.  The close of business on the date of expiration of the period set forth in Section 2.4 unless otherwise extended pursuant to Section 2.4;

11.1.2.  Written Agreement.  The written determination of all Members to dissolve the Company;

11.1.3.  Withdrawal or Merger of the Managing Member.  The withdrawal or retirement from the Company by the Managing Member or the merger of the Managing Member with or into another Person that is not an Affiliate of the Managing Member;

11.1.4.  Disposition of Property.  The disposition of all or substantially all of the Company’s assets;

11.1.5.  Bankruptcy.  The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be a bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom; or

11.1.6.  Reorganization.  The filing by the Managing Member, or consenting by answer or otherwise to the filing against such Managing Member, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation (in connection with a bankruptcy or insolvency proceeding) or to take advantage of any bankruptcy or insolvency law of any jurisdiction; the general assignment by such Managing Member for the benefit of such Managing Member’s creditors, consenting to the appointment of a custodian, receiver, trustee or other officer with similar powers of a general partner.

11.2.  Continuation.  Upon the occurrence of any event described in Sections 11.1.2, 11.1.3, and 11.1.4, the business of the Company will be continued if within ninety (90) calendar days the remaining Members, elect by written action of a majority of the remaining Members, based on the Percentage Interests of all remaining Members, to continue the business of the Company and, if no Managing Member remains, to designate one or more Persons (including any Member who consents) to be a Managing Member of the Company, upon terms consented to by all remaining Members.  If the business of the Company is continued by election of the Members pursuant to the foregoing sentence, the interest of any remaining Managing Member who fails to elect to continue the business of the Company will be removed as the Managing Member but remain as a Member.  If the Members fail to continue the Company’s business as provided in this Section 11.2 the Company will be liquidated under Section 11.3.

11.3.  Method of Liquidation.

1.3.1.  Generally.  Upon the happening of any of the events specified in Section 11.1 and, if applicable, the failure to continue the business of the Company under Section 11.2, the Managing Member or, in the event dissolution results from the withdrawal or retirement from the Company of the Managing Member, any liquidating trustee elected by Members holding no less than a majority of the Percentage Interests held by Members (either of the Managing Member or liquidating trustee being the “Liquidator”), shall immediately commence to wind up the Company’s affairs and shall liquidate the assets of the Company as promptly as possible to the extent necessary to satisfy the debts and obligations of the Company.  Until final distribution, the Liquidator shall continue to operate the Company properties with all of the power and authority of the Managing Member hereunder.  The steps to be accomplished by the Liquidator are as follows:

11.3.1.1.  Pay Debts.  The Liquidator shall pay all of the debts and liabilities of the Company (including Company Loans, prepayment penalties and similar amounts) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); and

11.3.1.2.  Distribute Assets.  All remaining assets of the Company shall be distributed, in cash or in kind, to the Members in accordance with Section 5.1.

After the distributions provided in this Section 11.3, the Company may merge into another entity pursuant to a plan of merger adopted by the Executive Committee, provided that each Member shall have its interest in the Company redeemed as part of the plan of such merger and receive $1.00 therefor.

11.3.2.  Distributions in Kind.  If the Company makes distributions in kind of Company assets which secures indebtedness, each of the Members receiving the distribution of property subject to the indebtedness will be severally liable (as among each other, but not for the benefit of others) for its proportionate share of the indebtedness, provided that no Member will be deemed to have assumed any personal liability on any indebtedness secured by property distributed to any Member for which the Member is not personally liable under the terms of the instrument creating the indebtedness, and provided that the liability of each Member to other Members for indebtedness secured by property distributed to it will be limited to the value of its interest in the property distributed and indebtedness secured by property distributed to Members in kind need not be discharged out of the proceeds of liquidation of the Company.

11.3.3.  No Deficit Restoration Obligation.  Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Member’s Capital Account.

11.4.  Deemed Distribution and Recontribution.  Notwithstanding any other provisions of this Section 11.4, if the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but the Company is not to be liquidated pursuant to Section 11.3, the property of the Company shall not be liquidated or distributed, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up.

11.5.  Date of Termination.  The Company shall be terminated and dissolved when all of the cash or property available for application and distribution under Section 11.3 above shall have been applied and distributed in accordance with such Section 11.3.  The establishment of any reserves in accordance with the provisions of Section 11.3 above shall not have the effect of extending the term of the Company, but any such reserve shall be distributed in the manner provided in Section 11.3 upon expiration of the need for the reserve.

ARTICLE 12

INVESTMENT REPRESENTATIONS OF THE PARTNERS

12.1.  Investment Intent.  Each of the Members represents and warrants to the Company and to each of the other Members that the Member has acquired its interest in the Company for investment, solely for its own account, with the intention of holding the interest for investment, and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the 1933 Act or any applicable state securities law.

12.2.  Unregistered Company Interests.  Each of the Members acknowledges that the Member is aware that its interest in the Company has not been registered under the 1933 Act in reliance upon exemptions contained in the 1933 Act and that its interest in the Company has not been registered under the securities law of any state in reliance upon the exemptions contained in such state securities law.  Each of the Members further understands and acknowledges that its representations and warranties contained in this Section 12.2 are being relied upon by the Company and by the Members as the basis for exemption of the issuance of the Member’s interest in the Company from registration requirements of the 1933 Act and all applicable state securities laws. Each of the Members further acknowledges that the Company will not and has no obligation to register the Member’s interest in the Company under the 1933 Act or any state securities law and that the Company shall have no obligation to recognize any sale, transfer or assignment of the Member’s interest in the Company to any person unless the sale, transfer or assignment is otherwise permitted under this Agreement.

12.3.  Nature of Investment.  Each of the Members represents that it is familiar with this Agreement, and with the proposed business and affairs of the Company, and that except as otherwise specifically provided in this Agreement, the Member does not desire any further information or data relating to the Company.  Each of the Members acknowledges that it understands that the acquisition of the Member’s interest in the Company is a speculative investment involving a high degree of risk and represents that it has been given an opportunity to ask questions and review such financial and other matters as it deems appropriate, it has satisfied itself regarding all matters related to this investment and it has a net worth sufficient to bear the economic risk of the Member’s investment in the Company and to justify the Member investing in a highly speculative venture of this type.

12.4.  Legend on Agreement.  Each of the Members acknowledges that a legend reflecting the restrictions imposed upon the transfer of its interest in the Company under this Agreement, under the 1933 Act and under applicable state securities laws has been placed on the first page of this Agreement and may be placed on any amendments to this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1.  Representations and Warranties of the Members.  Each Member represents and warrants to the other Members as follows:

13.1.1.  Due Organization.  It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

13.1.2.  Legal and Binding.  This Agreement was duly authorized by all necessary action by the Member and constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

13.1.3.  No Consents.  No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company.  All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

13.1.4.  No Conflicts.  The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

13.1.5.  No Brokers.  The Member has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the membership interest herein provided or the execution and delivery of this Agreement.

13.1.6.  Prohibited Person and Transactions.  The Member is not, and will not become, a person or entity with whom U.S. persons or entities are restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Person’s list) or under any statute, executive order (including the September 24, 2001, Executive Order 13224 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities (other than shareholders of MAAC holding less than ten percent (10%) ownership or voting interest therein), provided however, that Managing Member shall immediately notify Fannie Mae of any shareholder of MAAC owning a five percent (5%) or greater interest that is named on OFAC’s Specially Designated and Blocked Person’s list.

13.2.  Managing Member Representations and Warranties.  The Managing Member represents and warrants to Fannie Mae that attached hereto as Exhibit J is an organizational chart of the ownership of the Managing Member and MAAC together with a listing of the executive officers of MAAC as of the Formation Date.

13.3.  Appraisal Procedures for Fair Market Value.  If Members are unable to agree upon the Fair Market Value of any property within thirty (30) days (as set forth in Section 7.2 and Section 7.5.2 hereof) after either party requests the other party to approve its estimate of Fair Market Value, then such Fair Market Value shall be determined as follows:

13.3.1.  Selection of Appraisers.  Upon the expiration of such thirty (30) day period, any Member may request an appraisal of the applicable property by sending written notice thereof to the other.  Within ten (10) business days after receipt of the written notice by the party to whom such notice is sent, the Members shall, by mutual agreement, appoint an independent appraiser (which may be an investment bank, accounting firm, asset appraiser, or other valuation professional).  If the Members cannot agree on a single independent appraiser within such ten-day period, the Members shall each have the right to select an independent appraiser experienced in such matters and shall give written notice to the other of the appraiser so selected.  The first party to receive such a notice of selection shall have ten (10) business days after receipt thereof to give the other party written notice of its selection.  If any Member properly gives a first notice and the other does not properly give the second notice within the requisite time or if a single appraiser is selected, the one independent appraiser so selected shall be the sole appraiser in making the determination required hereunder, which written determination shall be final and binding and shall be delivered to the Members no more than thirty (30) days after the delivery of the first notice.  For purposes of this Section 13.3 each Member and its Affiliate who are also Members shall not be deemed to be separate parties.

13.3.2.  Resolution of Appraisal Disputes.  If the second notice is properly given within the requisite time, the independent appraisers so selected shall promptly make the determination required hereunder and deliver a written summary of such determination to the Members within thirty (30) days after the delivery of the first notice.  If such two appraisers reach the same determination, their determination shall be final and binding.  If the two appraisers reach determinations that are different but the lower determination is not less than ninety percent (90%) of the higher determination, an average of the two shall be final and binding.  In all other events, the two appraisers shall promptly select a third independent appraiser who shall promptly select the determination of one of the two appraisers which it believes is more accurate and deliver a written summary of such determination to the Members no more than sixty (60) days after the delivery of the first notice, and such determination shall be final and binding on both parties.  All fees and expenses of each such independent appraiser shall be borne by the Company.

13.4.  Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement; provided the same does not subject any Member to additional liability and the same is consistent with and does not vary the terms and conditions of this Agreement without the consent of the affected Member.

13.5.  Conflicts.  The Members and their respective officers, employees, appointed members of the Executive Committee and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.  Each of the Members recognizes that each of the other Members and its partners, members, shareholders, officers, directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that, each of the other Members and its partners, member, shareholders, officers and directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, are entitled to carry on such other business interests, activities and investments.  Neither the Company nor the other Members shall have any right, by virtue of this Agreement, in or to such interests, activities, and investments or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company and shall not be deemed wrongful or improper.

13.6.  Notices.  All notices, demands, consents, approvals, requests or other communications provided or permitted to be given under this Agreement (collectively, “Notices”) must be in writing and may be served by hand delivery to the party to be notified, with written receipt; by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering to the party to be notified by a nationally-recognized, overnight delivery service (e.g., Federal Express); by facsimile copy transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 13.6, or by electronic mail addressed to the electronic mail address set forth below for the party to be notified with a confirmation copy delivered by another method permitted under this Section 13.6.  Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee.  Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address provided that such shall in any event be ineffective if a confirmation copy is not delivered by another method permitted under this Section 13.6, whether or not the electronic mail was actually received by the addressee.  Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means.  For purposes of notice, the addresses of the parties shall be as follows:

If to MAA:	Mid-America Apartments, L.P. 6584 Poplar Avenue, Suite 300 Memphis, Tennessee 38138 Attention: Simon R.C. Wadsworth Facsimile No.: 901-682-6667 E-mail: simon.wadsworth@maac.net
With a Copy to:	Bass, Berry & Sims PLC 100 Peabody Place, Suite 900 Memphis, Tennessee 38103 Attention: John A. Stemmler Facsimile No.: 901-543-5999 E-mail: jstemmler@bassberry.com
If to Fannie Mae:	Fannie Mae Mail Stop 11H-735 3900 Wisconsin Avenue, NW Washington, DC 20016 Attention: Richard S. Lawch Facsimile No.: 301-280-2061 E-mail: Richard_s_lawch@fanniemae.com
With a Copy to:	Fannie Mae Legal Department Mail Stop 11H-1103 3900 Wisconsin Avenue, NW Washington, DC 20016 Attention: Sara Todd, Esq. Facsimile No.: 301-204-8703 E-mail: sara_todd@fanniemae.com
For Press Releases to:	Fannie Mae Mail Stop 1H-1N-12 3900 Wisconsin Avenue, NW Washington, DC 20016 Attention: Jon Searles Facsimile No.: 202-752-3808 E-mail: jon_searles@fanniemae.com
And to:	Powell Goldstein LLP Third Floor 901 New York Avenue, NW Washington, DC 20001-4413 Attention: Ronald S. Gart, Esq. Facsimile No.: 202-624-7222 E-mail: RGart@pogolaw.com

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.6.

      13.7.        Cumulative Remedies.  Except as otherwise provided in Section 3.6, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of any one or more remedies by a party shall not, except as otherwise expressly provided for herein, constitute a waiver of the right to pursue other available remedies.

13.8.  Governing Law.  Any provisions of this Agreement dealing with or related to or affecting any loan or advance by any Member to the Company or any other debt obligation of the Company to any Member shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.  Otherwise, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.9.  Arbitration.

13.9.1.  General.  Other than a dispute regarding the determination of Fair Market Value, (a) any dispute among the Members as to the interpretation of any provision of this Agreement or the rights and obligations of any Member hereunder, (b) after a thirty (30) day cooling off period, any deadlock concerning a Major Decision between the members of the Executive Committee, and (c) any dispute regarding the reasonableness of a Member failing to grant a consent as contemplated by Section 6.5, shall be resolved through binding arbitration as hereinafter provided in Washington, DC.  Notwithstanding the foregoing, if either party exercises its rights under Section 8.5, then the dispute shall not be submitted to arbitration until the twelve (12) month period described in the last paragraph of Section 8.5 has lapsed.

13.9.2.  Selection of Arbitrator.  If arbitration is required to resolve a dispute among the Members, the Managing Member or any of the Executive Committee Members may notify the Washington, DC office of the American Arbitration Association (“AAA”) and request AAA to select one Person to act as the arbitrator for resolution of the dispute.

13.9.3.  Rules of Arbitration.  The arbitrator selected pursuant to Section 13.9.2 will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding.  The arbitrator may use the rules of the AAA for commercial arbitration but is encouraged to adopt the rules the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible.  Accordingly, the arbitrator may (1) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (2) accept evidence of property values or the values of Company interests without formal appraisals and upon such information provided by Members or other Persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (3) act upon his understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs of the issue prepared by any party, (4) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (5) impose any other rules that the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrator (A) shall permit each side no more than two depositions (including any deposition of experts), which depositions may not exceed four hours each, one set of ten interrogatories (inclusive of sub-parts) and one set of five document requests (inclusive of sub-parts), (B) shall not permit any requests for admissions, (C) shall limit the hearing, if any, to two days, and (D) shall render his or her decision within sixty (60) days of the filing of the arbitration.

13.9.4.  Costs of Arbitration.  The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

13.9.5.  Award of Arbitrator.  Any award made by the arbitrator shall be binding on the Members, the Company and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

13.10  Attorney Fees.  If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

13.11  Captions.  All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.12  Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.13  Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

13.14  Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.15.  Creditors and Third Parties Not Benefited.  Nothing contained in this Agreement is intended or shall be deemed to benefit any third party or creditor of the Company or any Member, and no third party or creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement.

13.16.  Recalculations of Interest.  If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder.  All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.17.  Severability.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby; provided, however, the limitation of liability and exculpation provisions of this Agreement are an integral part hereof.

13.18.  Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.19.  Publicity.  The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of any Company property or the Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member or as otherwise required by applicable law.  Without the prior express written consent of Fannie Mae, neither the Company, a Project Subsidiary nor MAA or MAAC or their transferees, successors and assigns or their Affiliates shall use the name “Fannie Mae” or any servicemarks or other intellectual property of Fannie Mae or its Affiliates in any manner or, except as otherwise required by law or in any loan document approved by Executive Committee, disclose Fannie Mae’s involvement in the Company or any Property, including through the issuance of a press release, any advertisement or other communication with third parties or the general public.  Notwithstanding the foregoing, MAAC may disclose that Fannie Mae is a Member of the Company or otherwise refer to “Fannie Mae” as a Member of the Company in any filings with the United States Securities and Exchange Commission or press releases to the extent MAAC is reasonably required to do so and then to the minimum extent reasonably possible under the circumstances of such filing(s), provided that (i) Managing Member has provided a copy to Fannie Mae at least ten (10) Business Days prior to the anticipated filing or release date and (ii) Fannie Mae has reasonably approved the press release or filing for accuracy and the content of the disclosure with regard to Fannie Mae’s involvement in the Company.  Fannie Mae shall be deemed to have approved such filing or press release if it has not provided written comments or notice of approval to MAAC at least two (2) Business Days prior to the filing or release date identified by MAAC to Fannie Mae.  The information provided to Fannie Mae shall be limited to the paragraphs containing any description of Fannie Mae’s role with the Company (with sufficient detail for Fannie Mae to understand the context of the disclosure) and shall not include any information that would be considered material non-public information under the Federal securities laws.  Any press release regarding the Company that does not contain a reference to Fannie Mae shall be submitted to Fannie Mae at least five (5) Business Days prior to the anticipated release thereof, however, Fannie Mae shall have no approval right thereon.  In addition, the Managing Member may cause the Company to disclose Fannie Mae’s status as a member of the Company to the extent required by any lender providing Financing.  The limitations on publicity contained in this Agreement relate only to Fannie Mae’s role as a Member of the Company and nothing contained in this Agreement shall limit MAAC’s ability to refer to Fannie Mae as a lender or provider of credit enhancements for MAAC’s credit facilities that do not pertain to the Company.

13.20.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

13.21.  Confidentiality.

13.21.1  Confidential Information.  The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by the Executive Committee is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Executive Committee and has notified each Member that it has done so; provided, however, any Member (or its Affiliates) may disclose such Confidential Information (i) to any of its or its Affiliates, directors, officers, investment advisors, auditors, employees, members, shareholders, outside regulators, attorneys and accountants for whom such Member shall be responsible, (ii) if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law) or (iii) necessary for it to perform any of its duties or obligations hereunder or in any property management agreement or development management agreement to which it is a party covering any Company property or any of the Properties.

13.21.2.  No Disclosure.  Subject to the exceptions set forth in Section 13.21.1, each Member agrees not to disclose any Confidential Information to any Person (other than a Person set forth in the proviso of Section 13.21.1 a judge, magistrate or referee or other Persons involved in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information, except to the extent such Confidential Information is already in the public domain or in such Member’s reasonable discretion required to be made in, or properly the subject of, any disclosure in any filings with the United States Securities and Exchange Commission or other governmental jurisdiction over such Member.  Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.21.2 provided that, if a Member receives a request to disclose any Confidential Information under the terms of what such Member believes in good faith to be a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable notifies each of the other Members of the existence, terms and circumstances of the order, consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates.  The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

13.21.3.  Survival.  The covenants contained in this Section 13.21 will survive the Transfer of the Interest of any Member and the termination of the Company.

13.22.  No Electronic Transactions.  The parties hereby acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means.  Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 13.6 of this Agreement.

13.23.  Exclusivity.

13.23.1.  Opportunities.  During the period commencing upon the Formation Date and concluding on the date that the Maximum Contribution Amount is made or such earlier date as Fannie Mae ceases to be a Member of the Company (the “Restricted Period”), MAA shall present to Fannie Mae, in reasonable detail, any opportunities to acquire or develop, directly or indirectly, in whole or in part, any Property that MAAC, MAA or any Affiliate thereof would reasonably pursue for its own account and which is (a) seven (7) years or older or (b) located within a 2 ½ mile radius of any existing Company Property.  MAA shall provide, at a minimum, such information to Fannie Mae as is required in that listing of due diligence items attached hereto as Exhibit D and incorporated herein by reference.  To the extent that Fannie Mae reasonably requires additional information to make the determination whether the investment in or acquisition of a Property would be a desirable investment for the Company, Fannie Mae may notify MAA in writing of such additional information that it desires.  The additional information and documents required to be provided to Fannie Mae pursuant to this Section 13.23.1 shall be provided at the Company’s expense.

13.23.2.  Exceptions: Rejection.  MAAC, MAA or any Affiliate thereof may proceed with the investment in, acquisition of or development of a Property for its own account that satisfies the Investment Criteria (and such action shall not constitute a breach of any provision of this Agreement) if, and only if, (i) MAA shall have received written notice from Fannie Mae that the investment in, acquisition of or development of the specified Property would not be a desirable investment for the Company, and (ii) any investment in, acquisition of or development of such Property by MAAC, MAA or any Affiliate thereof is on no more favorable terms than those presented to Fannie Mae.

13.23.3.  Exception:  Like Kind.  As an exception to the restrictions imposed on MAAC and MAA under this Section 13.23, MAAC, MAA and their respective Affiliates may acquire property during the Restricted Period if (i) such property is acquired in a qualifying like-kind exchange under Section 1031 of the Code, (ii) the qualifying like-kind exchange is with proceeds from the disposition of a property held by MAAC, MAA or their respective Affiliates, and (iii) MAAC, MAA or their respective Affiliates were obligated by an agreement with a third party to undertake a like-kind exchange at some time in the future with respect to such property held.

SIGNATURES INTENTIONALLY ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

MANAGING MEMBER:

MID-AMERICA APARTMENTS, L.P.,
a Tennessee limited liability company
By:           Mid-America Apartment Communities, Inc.,
a Tennessee corporation, its general partner

By: /s/Simon Wadsworth
Simon R.C. Wadsworth
Chief Financial Officer

MEMBER:

FANNIE MAE

a corporation organized under the laws of the United States

By: /s/ Richard S. Lawch
Name: Richard S. Lawch
Title: Senior Vice President